UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

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ALLETE, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALLETE, Inc. 30 West Superior Street Duluth, Minnesota 55802

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS _________________________________________________________________

When:	Tuesday, May 14, 2019, at 10:30 a.m. CDT (Doors will open at 9:30 a.m.)
Where:	Duluth Entertainment Convention Center Lake Superior Ballroom 350 Harbor Drive Duluth, MN 55802
Business Items:	1. To elect a Board of Directors to serve for the ensuing year;
2. To hold an advisory vote to approve ALLETE's executive compensation;
3. To ratify the selection of PricewaterhouseCoopers LLP as ALLETE's independent registered public accounting firm for 2019; and
4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Entitled to Vote:	Shareholders of record on the books of ALLETE at the close of business on March 15, 2019.
Attendance:	All shareholders are invited and encouraged to attend the Annual Meeting in person. If you plan to attend, please review the information on page 2.

At the direction of the Board of Directors,

/s/ Margaret A. Thickens
Margaret A. Thickens
Vice President, Chief Legal Officer, and Secretary

March 28, 2019
Duluth, Minnesota

PROXY STATEMENT TABLE OF CONTENTS
________________________________________________________________

i

ii

DEFINITIONS ________________________________________________________________
The following abbreviations or acronyms are used in this Proxy Statement. References to "we," "us," and "our" are to ALLETE, Inc.

Abbreviation or Acronym	Term
AIP	ALLETE Executive Annual Incentive Plan
ALLETE, or Company	ALLETE, Inc.
Annual Meeting	Annual Meeting of Shareholders
ASC	Financial Accounting Standards Board Accounting Standards Codification
Audit Committee	Audit Committee of the Board
Board, or Directors	ALLETE's Board of Directors
CD&A	Compensation Discussion and Analysis Section of this Proxy Statement
CEO	ALLETE's Chief Executive Officer
CFO	ALLETE's Chief Financial Officer
CIC Severance Plan	The ALLETE and Affiliated Companies Change in Control Severance Plan
Common Stock	ALLETE Common Stock
Compensation Committee, or ECC	Executive Compensation Committee of the Board
Compensation Recovery Policy	The ALLETE and Affiliated Companies Compensation Recovery Policy
Corporate Governance Committee, or CGC	Corporate Governance and Nominating Committee of the Board
Deferral Plan I	The ALLETE Non-Employee Director Compensation Deferral Plan I
Deferral Plan II	The ALLETE Non-Employee Director Compensation Deferral Plan II
Deferral Plans	Deferral Plan I and Deferral Plan II, collectively
EEI	Edison Electric Institute
ERM	Enterprise Risk Management
Exchange Act	Securities Exchange Act of 1934, as amended
LTIP	The ALLETE Executive Long-Term Incentive Compensation Plan
NEO	Named Executive Officer
NYSE	New York Stock Exchange
Pearl Meyer	Pearl Meyer & Partners, LLC
PricewaterhouseCoopers	PricewaterhouseCoopers LLP
PSA	Performance Share Award
RSOP	The ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan
RSU	Restricted Stock Unit
SEC	Securities and Exchange Commission
SERP	SERP I and SERP II, collectively
SERP I	The ALLETE and Affiliated Companies Supplemental Executive Retirement Plan I
SERP II	The ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II
SWL&P	Superior Water, Light and Power Company
Tax Code	Internal Revenue Code of 1986, as amended
TSR	Total Shareholder Return

iii

ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802

PROXY STATEMENT _________________________________________________________________

Proxy Solicitation and Costs
ALLETE is delivering these proxy materials to our shareholders as part of soliciting proxies to be voted at the Company's 2019 Annual Meeting, which will be held on Tuesday, May 14, 2019, at 10:30 a.m. CDT in the Lake Superior Ballroom at the Duluth Entertainment Convention Center in Duluth, Minnesota.

We expect to solicit proxies primarily by mail. We will also solicit proxies by e-mail from shareholders who previously requested to receive proxy materials electronically and from the majority of our employee shareholders.

We have retained Georgeson LLC to assist in the solicitation of proxies. Directors, officers, other employees, or retirees also may solicit proxies in person or by telephone at a nominal cost. Brokers and other custodians, nominees, and fiduciaries will be asked to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. The Company expects to pay approximately $10,000 plus expenses in connection with soliciting proxies.

The Notice of Annual Meeting, Proxy Statement, and form of proxy were first sent to shareholders on or about March 28, 2019.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and 2018 Annual Report on Form 10-K are available online at materials.proxyvote.com/018522.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
AND VOTING _________________________________________________________________

Why did I receive these proxy materials?
You received these materials because you were an ALLETE shareholder at the close of business on March 15, 2019 (the Record Date) and you are entitled to vote at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?
Investors who held the Company's Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 51,621,096 outstanding shares of Common Stock, each entitled to one vote.

What is the purpose of the Annual Meeting?
At the meeting, shareholders will be asked to do the following:

•
Elect a Board of ten Directors to serve for the ensuing year. The Director nominees are: Kathryn W. Dindo, George G. Goldfarb, Alan R. Hodnik, James J. Hoolihan, Heidi E. Jimmerson, Madeleine W. Ludlow, Susan K. Nestegard, Douglas C. Neve, Bethany M. Owen, and Robert P. Powers;

•	Hold an advisory vote to approve executive compensation;

•	Ratify the selection of PricewaterhouseCoopers as the Company's independent registered public accounting firm for 2019; and

•	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board is not aware of any other matter to be presented at the Annual Meeting. If any other matters properly come before the meeting, all shares represented by valid proxies will be voted in accordance with the judgment of the appointed proxies.

What do I need if I plan to attend the Annual Meeting?
You will need an admission ticket to attend the Annual Meeting. An admission ticket has been included with your proxy materials or with your Notice of Internet Availability of Proxy Materials.

Please vote your proxy even if you plan to attend the Annual Meeting. After you vote, keep your admission ticket and bring it with you to the meeting.

If you do not bring your admission ticket to the Annual Meeting, you will be asked to present proof of your Common Stock ownership and a government-issued photo identification in order to receive an admission ticket on the day of the meeting.

Each shareholder may bring a guest to the Annual Meeting. Guests must be accompanied by a shareholder and will need an admission ticket to enter the meeting. You may request an additional ticket for your guest on the day of the Annual Meeting.

How many votes must be present to hold the Annual Meeting?
The holders of a majority of the shares of Common Stock entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum, which is required to transact business at the Annual Meeting.

What are the Board's voting recommendations?
The Board recommends that you vote as follows:

(1) "FOR" each Director nominee;
(2) "FOR" the advisory approval of ALLETE's executive compensation;
(3) "FOR" ratification of PricewaterhouseCoopers as the Company's independent registered public accounting firm for 2019; and
(4) in accordance with the discretion of the persons acting under the proxy concerning such other business as may properly be brought before the meeting or any adjournments or postponements thereof.
Unless contrary instructions are provided, all shares of Common Stock represented by valid proxies will be voted in accordance with the Board's recommendations.

How do I vote my shares?
You may vote your shares by proxy using any of the following methods:

•
Internet: Vote online at www.proxypush.com/ale. Follow the instructions on your proxy card or, if you received these materials electronically, the instructions in the email message notifying you of the availability of these materials. Do not return your proxy card if you vote online. Internet voting will be available until 12:00 p.m. CDT on May 13, 2019.

•
Telephone: Vote using a touch-tone telephone by calling (866) 883-3382 and following the instructions on your proxy card or, if you received these materials electronically, the instructions in the e-mail message notifying you of the availability of these materials. Do not return your proxy card if you vote by telephone. Telephonic voting will be available until 12:00 p.m. CDT on May 13, 2019.

•
Mail: Complete, sign, and date the proxy card that you received and return it, using the prepaid postage envelope provided, to ALLETE, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If your shares are held in the name of a broker, bank, or other nominee, you must vote your shares in the manner prescribed by your brokerage firm, bank, or other nominee. Your brokerage firm, bank, or other nominee should give you a voting instruction form to direct your brokerage firm or other nominee about how to vote your shares.

What is the difference between a shareholder of record and a “street name” shareholder?
If your Common Stock is registered directly in your name with our transfer agent, Equiniti Trust Company, you are a "shareholder of record." As a shareholder of record, you have the right to vote your shares by proxy directly with the Company (online, by telephone, or by mail) or in person at the Annual Meeting.

If your Common Stock is in an account or trust held in the name of a broker, bank, or other nominee as custodian on your behalf, or in "street name," you are a beneficial owner. As a beneficial owner, you have the right to direct your brokerage firm, bank, or other nominee as to how to vote your shares. You are also invited to attend the Annual Meeting. If you wish to vote your shares in person at the meeting, however, you must bring a legal proxy from your broker, bank, or other nominee.

Can my broker vote my shares for me without my instruction?
Your broker can vote your shares without instruction from you only as to the ratification of the selection of our independent registered public accounting firm for 2019 (Item 3).

As to all other voting items in this Proxy Statement, your broker cannot vote your shares without instructions from you.

If you do not instruct your broker to vote your shares as to Item 1, your shares will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of this proposal.

If you do not instruct your broker to vote your shares as to Item 2, your shares will be considered an abstention and your abstention will have the same effect as a vote against that proposal.

Can I change my vote or revoke my proxy?
Yes. If you are a shareholder of record, you can change your vote or revoke your proxy at any time before it is voted at the Annual Meeting, either by signing and returning a proxy card with a later date or by attending the Annual Meeting in person and changing your vote prior to the start of the meeting. If you have voted your shares online or by telephone, you can revoke your prior online or telephonic vote by recording a different vote, or by signing and returning a proxy card dated as of a date later than your last online or telephonic vote. If your shares are held in street name, you must contact your broker, bank, or other nominee to change your vote or revoke your proxy.

What vote is required to approve each proposal?
Item 1: Each Director will be elected by the affirmative vote of a majority of the votes cast with respect to that Director nominee. A majority of the votes cast means that the number of votes cast “for” the election of a nominee must exceed the number of votes cast “against” the election of that nominee. Each nominee receiving more votes for his or her election than votes against his or her election will be elected. If you abstain from voting for one or more of the nominees for Director, your abstention will have no effect on the election of such Director.

Item 2: The advisory vote on executive compensation will be decided by an affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote, provided that the total number of shares voting for this proposal represents more than 25 percent of the Common Stock shares outstanding on the Record Date. If you abstain from this advisory vote, your abstention will have the same effect as a vote against this proposal. Although this is a non-binding, advisory vote, the Compensation Committee and the Board will consider the outcome of the vote when making future executive compensation decisions.

Item 3: The affirmative vote of a majority of the shares present in person or represented by proxy is required to ratify the selection of PricewaterhouseCoopers as our independent registered public accounting firm for 2019, provided that the total number of shares voting for this proposal represents more than 25 percent of the shares outstanding on the Record Date. If you abstain from voting for the ratification of the selection of PricewaterhouseCoopers, your abstention will have the same effect as a vote against this proposal.

A “broker non-vote” occurs when a broker submits a proxy card for shares to the Company but does not indicate a vote on a particular matter because the broker has not received timely voting instructions from the beneficial owner with respect to that particular matter. Broker non-votes are not counted for or against any proposal. They are treated as shares not present and not entitled to vote on a particular proposal.

An automated system administered by EQ Shareowner Services will tabulate the proxy votes.

How can I subscribe to electronic delivery of annual reports and proxy statements?
We offer our shareholders the convenience of receiving proxy statements, annual reports, and other shareholder materials electronically. With your consent, we will no longer send you paper copies of these documents beginning next year. Instead, we will send you an email notification that the shareholder materials have been filed with the SEC and are available for you to view, including a link to the website where you can view the materials. We will also provide you with a link to allow you to vote your shares of Common Stock online. To sign up for electronic receipt of shareholder materials, follow these directions:

1.	Log onto the Internet at www.allete.com

2.	Click on “Investors”

3.	Click on “Shareholder Services”

4.	Click on “Proxy Electronic Delivery”

5.	Follow the prompts to submit your electronic consent

You will receive an e-mail confirmation of your enrollment. You will continue to receive your shareholder materials electronically for as long as you remain a shareholder and the e-mail account that you provide the Company remains active, unless you choose to cancel your enrollment, which you may do at any time.

I received proxy materials electronically. How can I get paper copies of these materials?
If you want paper copies of proxy materials, including a proxy card, delivered to you, please call ALLETE Shareholder Services at (800) 535-3056 or (218) 355-3974.

Why would I receive more than one proxy card?
You might receive multiple proxy cards if you hold your shares in more than one account. Please vote all the shares that you own. We encourage you to have all accounts registered in the same name and address whenever possible. You can accomplish this by contacting ALLETE Shareholder Services at (800) 535-3056 or (218) 355-3974, or by writing to ALLETE, Inc., Attention: Shareholder Services, 30 West Superior Street, Duluth, MN 55802.

I received more than one complete set of proxy materials. Is it possible to eliminate duplicates?
If you hold stock in more than one account or if you are a registered shareholder and you share the same address with another of our registered shareholders, you may request delivery of a single copy of future annual reports and proxy statements at any time by calling ALLETE Shareholder Services at (800) 535-3056 or (218) 355-3974, or by writing to ALLETE's transfer agent, Equiniti Trust Company, Shareowner Services, Attention: Householding, P.O. Box 64854, St. Paul,
MN 55164-0854.

Many brokerage firms and financial institutions have procedures for delivering a single copy of Company documents to households with multiple beneficial shareholders. If your family has one or more “street name” accounts under which you beneficially own shares of Common Stock, please contact your broker or financial institution directly if you require additional copies of this Proxy Statement or the 2018 Annual Report on Form 10-K, or if you have other questions or directions concerning your “street name” account.

Where can I find the voting results?
We will announce preliminary results at the Annual Meeting and publish the results in a Form 8-K filed with the SEC within four business days after the date of the Annual Meeting.

Who can answer my additional questions?
You are welcome to contact ALLETE Shareholder Services with any questions you may have regarding this Proxy Statement. The telephone numbers are (800) 535-3056 or
(218) 355-3974. The mailing address is: ALLETE, Inc., Attention: Shareholder Services,
30 West Superior Street, Duluth, MN 55802.

OWNERSHIP OF ALLETE COMMON STOCK _________________________________________________________________

Company records and other information available from outside sources, including information filed with the SEC, indicate that the following shareholders beneficially owned more than five percent of the Company's voting securities as of March 15, 2019:

Securities Owned by Certain Beneficial Owners
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class[1]
Common Stock	BlackRock, Inc.[2] 55 East 52nd Street New York, NY 10055	6,117,904	11.9%
Common Stock	The Vanguard Group[3] 100 Vanguard Boulevard Malvern, PA 19355	5,225,575	10.1%

[1]	As of March 15, 2019.

[2]
The information shown, including the number of shares beneficially owned, comes from information filed with the SEC on Schedule 13G/A on January 24, 2019. The information reflects the number of Common Stock shares beneficially owned as of December 31, 2018, by BlackRock, Inc. and certain of its subsidiaries.

[3]
The information shown, including the number of shares beneficially owned, comes from information filed with the SEC on Schedule 13G/A on February 11, 2019. The information reflects the number of Common Stock shares beneficially owned as of December 31, 2018, by The Vanguard Group and certain of its subsidiaries.

Securities Owned by Directors and Management
As discussed on page 23, non-employee Directors are expected to own shares with a valuation equal to at least five times their annual cash retainer within five years of election. As of March 15, 2019, all independent Directors met the Common Stock ownership guideline, except Ms. Nestegard and Mr. Powers, who first became subject to the guideline in 2018 and 2017, respectively, and who both are making expected progress toward meeting the guideline.

Common Stock ownership guidelines applicable to NEOs are discussed on page 23 and on pages 41 and 42. The Board reviewed executive stock ownership in April 2018. As of March 15, 2019, all NEOs met their respective stock ownership guideline, except Mr. Adams, Mr. Mullen, and Ms. Owen, each of whom was promoted, in 2017, 2018, and 2019, respectively, to a position with a higher share ownership expectation. All three are making expected progress toward meeting their respective guideline.

In determining whether Directors and NEOs meet the Common Stock ownership guidelines, we include deferred shares and RSUs because we believe these derivative holdings accomplish similar objectives as stock ownership, namely, they encourage Directors and NEOs to have a stake in the Company and they align the Directors' and NEOs' interests with those of shareholders.

The following table shows the shares of Common Stock beneficially owned, as of March 15, 2019, by Directors, nominees for Director, executive officers named in the Summary Compensation Table on page 47, and all Directors, nominees for Director, and executive officers as a group. Except as otherwise indicated, the persons shown have sole voting and investment power over the Common Stock listed.

Securities Owned by Directors and Management
			Other[2]
	Name of Beneficial Owner	Number of Shares Beneficially Owned[1]	Restricted Stock Units	Deferred Shares Under the Director Deferred Stock Plan	Total Shares Beneficially Owned for ALLETE Stock Ownership Guideline Purposes	Company Stock Ownership Guidelines[3]
Non-Employee Directors and Nominees for Director	Kathryn W. Dindo	9,202	—	6,678	15,880	3,901
	Sidney W. Emery, Jr.	25,186	—	—	25,186	3,901
	George G. Goldfarb	2,587	—	8,368	10,955	3,901
	James S. Haines, Jr.	6,746	—	12,087	18,833	3,901
	James J. Hoolihan	6,844	—	7,086	13,930	3,901
	Heidi E. Jimmerson	12,420	—	9,039	21,459	3,901
	Madeleine W. Ludlow	12,734	—	3,977	16,711	3,901
	Susan K. Nestegard	686	—	1,343	2,029	3,901
	Douglas C. Neve	13,656	—	6,896	20,552	3,901
	Robert P. Powers	664	—	1,741	2,405	3,901
	Leonard C. Rodman	500	—	18,024	18,524	3,901

Named Executive Officers	Alan R. Hodnik	67,501	13,687	—	81,188	40,085
	Robert J. Adams	15,154	3,521	—	18,675	13,588
	Bradley W. Oachs	13,170	3,078	—	16,248	9,130
	Bethany M. Owen	8,225	2,886	—	11,111	15,545
	Patrick K. Mullen	3,810	1,642	—	5,452	6,131
	Deborah A. Amberg	11,565	862	—	—	—

All Directors, nominees for Director, and executive officers as a group (20):		220,776

[1]
The share amounts in this column include: (i) shares as to which voting and investment power is shared with the person's spouse: Mr. Hoolihan—6,844 and Mr. Neve—13,656, and (ii) shares owned by the person's spouse: Mr. Rodman—500. Each Director, nominee for Director, and executive officer, individually, and all Directors, nominees for Director, and executive officers as a group, beneficially own only a fraction of one percent of the Common Stock outstanding.

[2]
The amounts in the “Other” column do not represent either issued Common Stock or a right of the holder to receive Common Stock within 60 days and are not considered beneficially owned in accordance with Rule 13d-3 under the Exchange Act. The amounts are shown here because the Company includes those holdings when determining whether a Director or NEO has met his or her applicable share ownership guideline. Directors are able to defer their retainer fees under the Deferral Plan II. Distributions of deferred shares will be made in Common Stock.

3 Guideline amounts have been calculated using a Common Stock valuation of $83.43 per share, the closing price on
March 15, 2019. Amount shown for non-employee Directors were determined based on the annual cash retainer in effect for Directors as of March 15, 2019. Amounts shown for all NEOs, except Ms. Amberg, were determined based on the NEO's salary as of March 15, 2019. Ms. Amberg's employment with the Company ended on November 28, 2018, and she was no longer subject to share ownership guidelines after that date.

Pledging, Hedging, and Short Sales of Common Stock Prohibited
The ALLETE Purchase and Sale of Company Securities Policy prohibits Directors and NEOs from holding Common Stock in a margin account or otherwise entering into any pledge arrangement that would permit a third party to sell the securities without the Director's or NEO's consent or knowledge. In addition, no Director or NEO may enter into any transaction that allows him or her to be insulated from the full risk or reward of Common Stock ownership (i.e., hedging) nor may a Director or NEO enter into any transaction that allows him or her to benefit from the devaluation of the Common Stock (i.e., short sale).

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Directors, executive officers, and persons who beneficially own more than 10 percent of a registered class of the Company's equity securities to file with the SEC and NYSE reports of initial ownership of Common Stock and other equity securities, and subsequent changes in that ownership. Based on a review of such reports and the written representations of our Directors and executive officers, the Company believes that all such filing requirements were met during 2018, except that Mr. Powers did not timely file a required report covering one transaction that occurred in 2017; that transaction was reported in 2018 upon discovery of the prior oversight.

ITEM NO. 1—ELECTION OF DIRECTORS ________________________________________________________________

Each Director is elected to serve until the next annual election of Directors and until a successor is qualified and elected, or until the Director's earlier resignation or removal. If any nominee should become unavailable, which is not anticipated, the Board may provide by resolution for a lesser number of Directors, or designate substitute nominees, who would receive the votes represented by proxies. All shares represented by proxy will be voted, unless otherwise directed, “FOR” the election of the ten nominees for Director named below and on the following pages.

Nominees for Director

Kathryn W. Dindo
Age: 69
Director Since: 2009
Committee: Audit Committee Chair

From 2001 to 2008, Ms. Dindo was the vice president and chief risk officer of FirstEnergy Corp. (NYSE: FE), a diversified electric company. Ms. Dindo is a certified public accountant who was a partner at Ernst & Young and later served as a senior financial executive at Caliber System, Inc. (formerly Roadway Services, Inc.), a transportation services company, before joining FirstEnergy in 1998.
Ms. Dindo serves as a director and audit committee member of The J.M. Smucker Company (NYSE: SJM), which manufactures and markets branded food products. She also serves as a director and chair of the audit committee of Bush Brothers & Company, a privately owned food processing and manufacturing company. Ms. Dindo is also a director of Shoebox Private Trust Company, LLC and a member of the distribution committee of the GAR Foundation, a non-profit making community investments in the Akron, Ohio region.
Ms. Dindo is an audit committee financial expert within the meaning of the SEC rules. She has extensive experience with public company financial reporting and oversight, and a broad business perspective. Ms. Dindo also brings experience in electric utility risk management.

Nominees for Director

George G. Goldfarb
Age: 59
Director Since: 2012
Committee: Audit Committee Member

Mr. Goldfarb is the president and chief executive officer of Maurices Incorporated, a retailer of womens' apparel and wholly owned subsidiary of Ascena Retail Group, Inc. (NASDQ: ASNA). He has served as Maurices Incorporated president since 2011 and as its chief executive officer since October 2015. From September 2016 to January 2018, Mr. Goldfarb was the president and chief executive officer of the Value Fashion Segment of Ascena Retail Group, Inc., which included the Duluth-based Maurices brand and the Mahwah, New Jersey-based Dressbarn brand. Mr. Goldfarb served as chief operating officer of Maurices Incorporated from 2006 to 2011 and as its chief financial officer from 2001 to 2006. From July 2015 to August 2016, he was the vice chairman of Ascena Retail Group, Inc.'s wholly owned subsidiary, Catherines Stores, Inc. Prior to his career in the retail fashion business, Mr. Goldfarb worked in public accounting at Kolquist, Seitz & Goldman, LLC in Duluth.
Mr. Goldfarb serves on the Chancellor's Advisory Board for the University of Minnesota-Duluth.
Mr. Goldfarb is an audit committee financial expert within the meaning of SEC rules. He brings a wealth of business knowledge and experience that includes deep ties to and insights into the local and regional economy as well as extensive national branding experience.

Alan R. Hodnik
Age: 59
Director Since: 2009

Mr. Hodnik is ALLETE's Chairman and CEO. Since joining the Company in 1982, Mr. Hodnik has served in many capacities, including in organizational development and managing electric generation facilities from 1995 to 2005, with an increasing scope of leadership responsibilities. In 2005, Mr. Hodnik was named Vice President-Generation Operations; in 2006, he became Senior Vice President of Minnesota Power Operations; and he was promoted to Chief Operating Officer in 2007, assuming responsibility for subsidiaries, SWL&P and BNI Energy, at that time. Mr. Hodnik was elected President of ALLETE in May 2009, serving in that role until January 2019. He was elected CEO in May 2010 and Chairman in May 2011.
Mr. Hodnik is a director for PolyMet Mining Corp. (NYSE-A: PLM; TSX: POM) and serves as the chair of its compensation committee. In 2017 and 2018, he served as president of the Association of Edison Illuminating Companies, an operations-focused electric industry trade association. Mr. Hodnik is also a director of Essentia Health System, where he is a member of its physician compensation, finance, and executive committees. Mr. Hodnik served as the elected mayor of the City of Aurora, Minnesota from 1988 to 1997.

Mr. Hodnik has served the Company for more than three decades, working in a wide variety of positions with increasing responsibility. He has extensive experience with both regulated utility and non-regulated utility operations, strategic planning, leadership, organizational development, and governmental affairs. Mr. Hodnik brings a deep understanding of the natural resource industries that ALLETE and its energy businesses interact with and serve.

Nominees for Director

James J. Hoolihan
Age: 66
Director Since: 2006
Committee: Compensation Committee Member
Corporate Governance Committee Member

From 2011 until December 2017, Mr. Hoolihan served as chief executive officer and chair of the board of Industrial Lubricant Company, which provides industrial supplies and services to logging, railroad, taconite, and coal mining industries. Mr. Hoolihan was the president of Industrial Lubricant Company from 1981 to 2004. He is the owner and president of Can-Jer Industrial Lubricant, Ltd., which operates in Canada.
From 2004 until 2011, Mr. Hoolihan was the president and chief executive officer of the Blandin Foundation, a private, philanthropic foundation whose mission is to strengthen communities in rural Minnesota, the Grand Rapids area in particular. From 1990 to 1995, he served as the elected mayor of the City of Grand Rapids, Minnesota.
Mr. Hoolihan is a director of the U.S. Endowment for Forestry and Communities, a
non-profit that collaborates with partners in the public and private sectors to support working forests and forest-reliant communities. He also currently serves as a trustee for the Blandin Foundation and co-trustee for the Charles K. Blandin Residuary Trust.
Mr. Hoolihan is also a trustee for the Mitchell Hamline School of Law.

Mr. Hoolihan is a long-time community leader in the Company's electric utility service area. He brings a deep knowledge of the industries and political issues of the service area, as well as business experience related to serving these industries.

Heidi E. Jimmerson
Age: 62
Director Since: 2004
Committees: Audit Committee Member (ex officio)
Compensation Committee Member (ex officio)
Corporate Governance Committee Member (ex officio)

As Lead Director, Ms. Jimmerson is an ex officio member of each Board committee.
Ms. Jimmerson is the former executive vice president, secretary, and general counsel of Florida East Coast Railway, LLC, a railway company that is a successor to Florida East Coast Industries, Inc.'s transportation business. She joined Florida East Coast Industries, Inc. in 1999, and was responsible for all legal and governmental affairs of the corporation in addition to managing a variety of real estate transactions until her retirement in 2008. She is a board member of non-profit organizations in St. Johns County, Florida.
Ms. Jimmerson successfully completed the National Association of Corporate Directors' Cyber-Risk program, earning a Certificate in Cybersecurity Oversight from the Software Engineering Institute at Carnegie Mellon University.
Ms. Jimmerson brings to the Board diversified business experience as well as expertise in public company corporate governance and strategic planning.

Nominees for Director

Madeleine W. Ludlow
Age: 64
Director Since: 2004
Committees: Corporate Governance Committee Chair
Compensation Committee Member

Ms. Ludlow provides consulting services regarding investments in private equity transactions. From 2009 to January 2011, she was a principal of Market Capital Partners LLC and from 2005 to 2009 was a principal of LudlowWard Capital Advisors, LLC, both of which were Ohio-based investment banking firms serving middle market companies.
Ms. Ludlow was the chair, chief executive officer, and president of Cadence Network, Inc., a web-based provider of utility expense management services from 2000 to 2004. She was formerly the vice president and chief financial officer of Cinergy Corp.
Ms. Ludlow is the founder and managing director of West Capital Advisors, LLC, which provides strategic and development advisory services for corporate innovation. She also serves on the board and chairs the audit committee of the Ohio National Fund, Inc., a registered investment company with 25 separate investment funds. Ms. Ludlow also is the board chair of the Greater Cincinnati Energy Alliance, a non-profit that facilitates investment in energy efficiency and renewable energy projects.
Ms. Ludlow, an audit committee financial expert within the meaning of the SEC rules, brings deep experience with and a sophisticated understanding of investment banking and finance. She was a senior executive at a public utility and has worked closely with entrepreneurial and diversified businesses.

Susan K. Nestegard
Age: 58
Director Since: 2018
Committee: Compensation Committee Member

Ms. Nestegard has been, since July 2017, an advisor for True Wealth Ventures, a venture capital fund focusing on investments in women-led businesses in high-growth markets where women are the primary customers. She was president of global healthcare of Ecolab, Inc. (NYSE:ECL), a global supplier of water, hygiene, and energy services, from 2010 to 2012; executive vice president, global healthcare from 2008 to 2010; and senior vice president, research, development, and engineering, and chief technical officer from 2003 to 2008. Ms. Nestegard has more than 20 years of experience with 3M Company (NYSE:MMM) in product development and business unit management, driving revenue expansion through innovation. Also an individual innovator, Ms. Nestegard holds 26 patents in her name.
Ms. Nestegard is a director and audit committee member of Hormel Foods, Inc. (NYSE:HRL). From 2013 to 2017, she served as a director of American Capital, Ltd, a private equity and global asset management company that merged, in 2017, into Ares Capital Corporation. From 2013 to 2017, Ms. Nestegard was also a director of Alcami Corporation, a pharmaceutical company based in Wilmington, North Carolina, and, in 2014, she served as the company's interim chief executive officer.
Ms. Nestegard brings extensive experience in strategy development, innovation and disruptive technologies, and mergers and acquisitions. She has a demonstrated passion for supporting women in sciences and corporate leadership.

Nominees for Director

Douglas C. Neve
Age: 63
Director Since: 2007
Committees: Audit Committee Member
Corporate Governance Committee Member

Mr. Neve provides financial consulting services. He is the former executive vice president and chief financial officer of Minneapolis-based Ceridian Corp., a multinational human resources company, where he worked from February 2005 until March 2007. He is a certified public accountant who, prior to February 2005, was an audit partner with Deloitte & Touche LLP, a public accounting firm.
Mr. Neve serves as a director, chair of the audit committee, and member of the executive committee of Tyndale House Publishing, Inc.
Mr. Neve is an audit committee financial expert within the meaning of the SEC rules and brings to the Company his knowledge of public accounting, corporate reporting, and risk management. His financial background includes experience as an executive of a publicly traded company.

Bethany M. Owen
Age: 53
Director Since: 2019

Ms. Owen was elected ALLETE's President on January 31, 2019. Since joining the Company as an attorney in 2002, Ms. Owen has served in various capacities. In 2010, Ms. Owen was appointed President of Superior Water, Light and Power Company, a wholly owned subsidiary of ALLETE, a position she held for more than six years. In that role, Ms. Owen led the development of the company’s growth strategy, operational improvements of electric, water, and gas infrastructure, including a multi-million dollar investment in new infrastructure to improve safety and reliability, and other measures to enhance service to customers. In 2012, Ms. Owen was also named a Vice President of Minnesota Power, an operating division of ALLETE, and on June 23, 2014, she also became Vice President-ALLETE Information Technology Solutions. Most recently before becoming President in January 2019, Ms. Owen served as ALLETE Senior Vice President, Chief Legal and Administrative Officer, and Secretary. She was appointed to this role, on November 26, 2016, and in it she had overall responsibility for the Company’s legal, information and operations technology strategy, cyber security, and human resources departments, while working closely with the Board on governance matters.
Prior to joining ALLETE, Ms. Owen worked for four years in the United States Senate in Washington, D.C., with the Committee on Rules and Administration and in the office of former Senator Richard G. Lugar.
Ms. Owen has served on a variety of community and non-profit boards, including as vice chair of the Duluth Superior Area Community Foundation, which promotes private giving for the public good and fosters generosity, civic engagement, and inclusiveness in northern Minnesota and Wisconsin; she also chairs the foundation's audit and scholarship committees.
At ALLETE, Ms. Owen has had a variety of roles with increasing responsibility and operational scope. She has experience developing and implementing regulatory policy and with business strategy development, enterprise risk management and compliance, cyber security, corporate governance, and organizational development.

Nominees for Director

Robert P. Powers
Age: 65
Director Since: 2017
Committee: Compensation Committee Chair

Mr. Powers retired in August 2017 as vice chair and senior advisor to the chairman and chief executive officer of American Electric Power Company (NYSE:AEP), one of the largest electric utilities in the United States with more than five million customers in eleven states. Mr. Powers held numerous leadership positions at AEP prior to becoming vice chair in January 2017, including executive vice president and chief operating officer of AEP from 2010 to December 2016; president of AEP utilities from 2008 to 2010; executive vice president of AEP east utilities from 2006 to 2008; and executive vice president of generation from 2003 to 2006. Mr. Powers also spent 16 years with Pacific Gas and Electric Company, rising to site vice president and plant manager at the Diablo Canyon Nuclear Generating Station, and six years with the Tennessee Valley Authority as a health physicist.
Mr. Powers is a longtime, active member of EEI and the former chair of the Center for Energy Workforce Development, an organization focused on recruiting technical talent to utilities.
He also serves on the board of the James Foundation of Ohio State University's James Cancer Hospital.
Mr. Powers brings diverse regulated utility experience and strategic leadership, including expertise in strategic planning, executive compensation, and cybersecurity oversight.

CORPORATE GOVERNANCE ________________________________________________________________

ALLETE's Board is responsible for effectively governing the Company's affairs for our shareholders' benefit. To the extent appropriate under Minnesota law, the Board considers other constituents' interests, including those of our employees, customers, suppliers, and the communities in which we do business.

The independent Directors meet regularly in executive session for discussion without management present. The Board has direct access to management and meets with them individually when it deems appropriate. The Board and its committees also retain their own independent advisors.

Ongoing development is an important aspect of independent governance. Directors are asked to attend educational seminars and to share these experiences with the other Directors. During 2018, Directors attended educational courses presented by outside entities on a variety topics including: cyber security risk, tax reform, rapid social change, legal and reputation risk, business disruption, technology disruptors, decision making and the visionary board, board diversity, 2019 proxy issues and updates, workforce of the future, tax law changes and their impact on corporate reporting, power and utility board trends, and regulatory developments in the electric utility and broader energy industries.

In addition, Directors attended educational presentations hosted by the Company in 2018 covering the following topics: innovative renewable energy contracting alternatives, corporate reporting disclosure obligations and considerations, external landscape factors in the energy industry, and investor perspectives.

The Board and its committees undertake self-evaluations on an annual basis.

Governance Policies
ALLETE's Corporate Governance Guidelines and Board committee charters are available on our website at www.allete.com/Governance.

Our Corporate Governance Guidelines address the Board's responsibilities, committee responsibilities, Director selection and operating policies, Director compensation, expectations for Directors, Director stock ownership, and other matters. These guidelines were most recently revised in October 2018.

Each Board committee operates under its own charter. The Audit Committee Charter was last revised in January 2018. The Compensation Committee Charter was last revised in July 2018. The Corporate Governance Committee Charter was last revised in October 2018.

Director Independence
Our Corporate Governance Guidelines provide that independent Directors will constitute a substantial majority of the Board. The Board has adopted independence standards that are consistent with the Director independence standards of the NYSE and the SEC. An “independent” Director is one who has no material relationship with the Company, other than as a Director, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. The CGC provides recommendations to the Board with respect to whether an individual Director is independent, and the Board annually reviews and makes an affirmative determination of each Director's independence.
The CGC and the Board consider all relevant facts and circumstances in making independence recommendations and independence determinations. In addition, the Board has adopted certain categorical standards to assist in determining a Director's independence. A “material relationship” with the Company exists and, therefore, a Director will not be independent, if any of the following applies:

•	the Director is or has been employed by the Company within the last three years (other than as a former interim Chairman or former interim CEO);

•	a member of the Director's immediate family is or has been employed by the Company as an executive officer within the last three years;

•
the Director or an immediate family member has received, during any 12-month period in any of the last three years, more than $120,000 in direct compensation from the Company (other than Director and committee fees, pension, and other deferred compensation);

•	the Director is a current partner or employee of a firm that is the Company’s current independent registered public accounting firm;

•	the Director has an immediate family member who is a current partner of the Company’s current independent registered public accounting firm;

•	the Director has an immediate family member who is a current employee of the Company’s current independent registered public accounting firm and who personally works on the Company’s audit;

•
the Director or an immediate family member was, within the last three years, a partner or employee of the Company’s current independent registered public accounting firm and personally worked on the Company’s audit within that time;

•
the Director or an immediate family member is or has been, within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers serves or served on that company’s compensation committee at the same time;

•
the Director is a current employee, or the Director's immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues;

•
the Director has been, within the last three years, an employee, or the Director's immediate family member has been, within the last three years, an executive officer, of any business organization to which the Company was indebted at any time during the last three years in an aggregate amount in excess of five percent of the Company’s total assets;

•
the Director or an immediate family member has served, within the last three years, as an executive officer or general partner of an entity that has received an investment from the Company or any of its subsidiaries that exceeds the greater of $1 million or two percent of such entity’s total invested capital in any of the last three years; or

•
the Director or an immediate family member has been an executive officer of a foundation, university, non-profit trust, or other charitable organization, within the last three years, for which the Company and its respective trusts or foundations, account or accounted for more than the greater of $250,000 or two percent of such charitable organization’s consolidated gross revenues, in any of the last three years.

Director Independence Determinations
In considering the independence of the Directors, the CGC examined any transactions between Directors and the Company in 2018. In particular, the CGC considered Mr. Hoolihan's relationship to Industrial Lubricant Company (ILCO). Throughout 2017, Mr. Hoolihan served as chief executive officer of ILCO and had an ownership interest in the company. Since January 2018, ILCO has been owned and operated by Mr. Hoolihan's immediate family members. ILCO provides lubricant products and services to one of the Company's generating facilities and to one of the Company's wholly owned subsidiaries, BNI Energy, Ltd. During 2018, Company payments to ILCO totaled $803,081. The CGC reviewed the ILCO transactions, without Mr. Hoolihan's participation, and determined that the transactions with ILCO did not constitute a material relationship for purposes of the Company’s categorical standards in determining a Director’s independence. Mr. Hoolihan also had no personal involvement in the transactions and the transactions were not material to him or to any person or entity with whom he has an affiliation. Therefore, the CGC concluded that Mr. Hoolihan did not have a direct or indirect material interest in the transactions. The CGC previously considered similar transactions that occurred in 2017 and 2016 and reached the same conclusions. Based on this, the CGC recommended to the Board, and the Board determined, that these transactions did not impair Mr. Hoolihan's independence.

The CGC concluded and recommended that the Board determine that each non-employee Director was independent. The Board reviewed the CGC's conclusions and recommendations in light of the Company's independence standards and the NYSE's corporate governance rules and concluded that each Director, except Mr. Hodnik and Ms. Owen, is independent.

There were no related-person transactions in 2018 that required Board review.

Board Highlights
•	Combined Board Chairman and CEO
•	Independent Lead Director
•	Committees Comprised of and Chaired by Independent Directors

Board Leadership Structure
Mr. Hodnik has served as Board Chairman since 2011. As Chairman, he presides over meetings of the Board, presides over meetings of the shareholders, consults with and advises the Board and its committees on the Company's business and affairs, and performs other duties as may be assigned by the Board.

In accordance with the Corporate Governance Guidelines, because the Chairman is not an independent Director, the Board has selected an independent Lead Director. The Lead Director performs the following duties:

•	presides when the Board meets in executive session;

•	presides at Board meetings when the Chairman is not present to lead the Board's deliberations;

•	serves as an ex officio member of each Board committee;

•	serves as a liaison between the Chairman and the independent Directors when necessary to provide a supplemental communication channel;

•	works with the Chairman to develop Board meeting agendas, schedules, and information to be provided to Directors;

•	leads the evaluation of CEO performance in consultation with the Corporate Governance Committee; and

•	performs other duties as requested by the independent Directors.

The Board believes that its leadership structure—a combined Board Chairman and CEO, an independent Lead Director, and committees comprised of and chaired by independent Directors—is the most effective for ALLETE at this time. In reaching this determination, the Board considered factors including the Company's size, the diversity and experience of our independent Board members, Mr. Hodnik's industry and governance experience, the Board's effective use of the Lead Director who provides coordination and leadership for the independent Directors, and the active engagement by all Directors.

Overview of Board, Current Committee Memberships, and Meetings in 2018
	Board of Directors	Audit Committee	Compensation Committee	Corporate Governance Committee
Alan R. Hodnik	µ
Kathryn W. Dindo	●	µ«
Sidney W. Emery, Jr.	●		●
George G. Goldfarb	●	l«
James S. Haines, Jr.	●		●	●
James J. Hoolihan	●		●	●
Heidi E. Jimmerson[1]	●	●	●	●
Madeleine W. Ludlow	●		●	µ
Susan K. Nestegard	●		●
Douglas C. Neve	●	l«		●
Bethany M. Owen[2]	●
Robert P. Powers	●		µ
Leonard C. Rodman	●	●		●
Meetings Held in 2018:	7	5	7	4
● = Member µ = Chair « = "Audit committee financial expert" within the meaning of SEC rules

[1]	As Lead Director, Ms. Jimmerson is an ex officio member of each standing committee. The Lead Director's duties are described on page 19.

[2]	Ms. Owen was elected to the Board on February 13, 2019.

Board Committees
The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance Committee. We anticipate that committee chairs will rotate among Directors in the future. The Board recognizes that rotating chairs provides development for the Directors and allows a variety of perspectives in leadership positions.

Audit Committee
The Audit Committee selects, and reviews the independence and performance of, the independent registered public accounting firm. The Audit Committee also reviews the performance and resources of ALLETE's internal audit function, reviews and evaluates ALLETE's accounting policies, reviews periodic financial reports to be provided to the public, and, upon favorable review, recommends approval of the Company's Consolidated Financial Statements.

Compensation Committee
The Compensation Committee establishes compensation and benefits for ALLETE's executive officers that are designed to be equitable, competitive in the marketplace, and consistent with the Company's executive compensation philosophy. The Compensation Committee also makes recommendations to the Board regarding Director compensation. All members of the Compensation Committee qualify as “independent directors” under NYSE rules, “non-employee directors” under Rule 16b-3 under the Exchange Act, and “outside directors” under Section 162(m) of the Tax Code.

Corporate Governance Committee
The Corporate Governance Committee makes recommendations to the Board with respect to Board membership, function, committee structure and membership, succession planning for executive management, and application of corporate governance principles. It also performs the functions of a Director nominating committee, oversees the Board's annual evaluation of the CEO, and is authorized to exercise the authority of the Board in the intervals between Board meetings.

Director Meeting Attendance
Our Corporate Governance Guidelines provide that Directors are expected to regularly attend Board meetings and meetings of the committee or committees on which they serve. The Board held seven meetings during 2018 and each Director attended every Board meeting, except that three Directors each missed one meeting. Each Director attended at least 75 percent of the aggregate number of meetings held in 2018 by the committees on which they served. Directors standing for election are also expected to attend the Annual Meeting, and each Director but one attended the 2018 Annual Meeting.

Director Nominations
The Corporate Governance Committee recommends Director candidates to the Board and will consider persons proposed by other Directors, management, search firms, or shareholders. We seek candidates whose diverse experiences, backgrounds and perspectives will contribute to robust discussion in the boardroom. The Board values diversity and strives to ensure the Board members reflect a range of ages as well as a variety of regional and professional backgrounds. All Director candidates will be evaluated based on the criteria identified below, regardless of who proposed such person.

In selecting Director nominees, the Board considers the following factors: integrity, achievements, judgment, personal character, the fit of the candidate's relevant experience with the experience of other Board members, the candidate's ability and willingness to devote adequate time to Board duties, and the likelihood that he or she will be willing and able to serve on the Board for a sustained period. The Corporate Governance Committee will consider the candidate's independence in accordance with ALLETE's Corporate Governance Guidelines and the NYSE and SEC rules. Director nominees must be willing and able to devote adequate time and attention to Board service, must demonstrate independent thinking, a collaborative nature, and stakeholder awareness, and must have experience with business and strategic planning, as well as prior service on, or working closely with, one or more other boards. In connection with the selection, due consideration will be given to a candidate's particular experience, including but not limited to: understanding of board committee functions; understanding of generally accepted accounting principles; financial expertise (including qualification as an “audit committee financial expert” within the meaning of the SEC's rules); financing experience; auditing experience; human resource and executive compensation expertise; strategic planning and business development experience; experience with utilities, energy-centric businesses, or both; familiarity with the Company's service area; and community leadership.

The Board may engage a search firm to assist in identifying and conducting due diligence on potential Director nominees.

Before making contact with a potential candidate, the Corporate Governance Committee will notify the Board of its intent to do so, will provide the candidate's name and background information to the Board, and will allow time for Directors to comment. The Corporate Governance Committee will screen, personally interview, and recommend candidates to the Board. A majority of the Corporate Governance Committee members will interview any candidate before recommending that candidate to the Board. The recommendations of the Corporate Governance Committee will be timed so as to allow Board members an opportunity to interview the candidate prior to the nomination of the candidate.

A shareholder who wishes to propose a candidate should provide the person's name and a detailed background of his or her qualifications to the Corporate Governance Committee, c/o Secretary, ALLETE, Inc., 30 West Superior Street, Duluth, MN 55802.

Risk Oversight
The Board is responsible for overseeing risk management at the Company. The Board as a whole exercises direct oversight of strategic risks to the Company and other risk areas not delegated to one of its committees. The Audit Committee reviews and assesses the Company’s processes to manage financial reporting risk and to manage tax and other financial risks. The Compensation Committee oversees compensation programs and policies and their effect on risk-taking by management. The Corporate Governance Committee oversees compliance with legal and regulatory requirements, ALLETE’s Code of Business Conduct, and other related policies.

It is management’s responsibility to manage enterprise risks. The Board has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, oversight of how Company leadership manages risks relevant to the Company. The Company’s ERM program ensures that strategic goals align with ALLETE’s mission, vision, and values and that decision-making includes adequate consideration of the associated risks. ERM defines procedures for identifying, mitigating, and reporting significant risks. In 2018, the Board received updates from senior management on ALLETE's risk appetite criteria and risk governance structure. The Board also reviewed ALLETE's updated strategy, including the strategy of each ALLETE business unit, to ensure appropriate consideration of risks and alignment with the Company's overall risk management objectives. In addition, management also provides the Board with regular updates of key enterprise risk indicators.

The Board's focus on effective risk oversight supports management as it establishes a tone and culture of effective risk management. Mr. Hodnik and Ms. Jimmerson, as CEO and Lead Director, respectively, play important roles in identifying significant risks to the Company and facilitating the Board's consideration of those risks. Among other things, they both review Board and committee agendas to ensure risks are appropriately addressed. The Lead Director participates as an ex officio member on all Board committees.

Stock Ownership Guidelines
The Corporate Governance Committee has determined that non-employee Directors, as well as executive officers, should have an equity interest in the Company. The CGC believes that such equity ownership aligns the Directors' interests with those of the Company's shareholders. Accordingly, the Board has adopted stock ownership guidelines.

Directors are expected to own at least 500 shares of Common Stock prior to their election to the Board. Further, within five years of their election to the Board, non-employee Directors are expected to own shares worth at least five times the amount of the annual cash retainer paid to Directors. Executive stock ownership guidelines are discussed in the CD&A on pages 41 and 42.

The CGC regularly reviews the stock ownership guidelines and may recommend changes to the Board as it deems appropriate.

Related Person Transactions

The Board recognizes that in the ordinary course of business, transactions may occur between ALLETE and its subsidiaries and entities with which some of our Directors are or may have been affiliated. Such transactions are evaluated in accordance with ALLETE's Related Person Transaction Policy, which was last reviewed and approved by the Board in July 2018 and is available at www.allete.com/Governance.

Related persons include Directors, Director nominees, executive officers, and five percent shareholders, as well as their immediate family members and any entity controlled by these individuals or in which these individuals have a substantial financial interest.

The Related Person Transaction Policy applies to a financial transaction or arrangement, or a series of similar transactions or arrangements, which exceeds $25,000 annually or $6,250 quarterly, in which a related person has or will have a direct or indirect material interest.

Transactions between the Company and a related person generally require advance approval by the Corporate Governance Committee. If a new situation arises where advance approval is not practical, it is discussed with the Chair of the CGC, or with another CGC member designated by the Committee; an appropriate response might include subsequent ratification by the CGC.

The CGC also periodically reviews and assesses related person relationships to ensure ongoing fairness to the Company. Any member of the CGC who has an interest in a transaction will abstain from voting, but may participate in the discussion if invited to do so by the CGC Chair, or the Lead Director if the CGC Chair has an interest in the transaction.
The CGC considers factors it deems relevant in determining whether to approve a related person transaction, including:

•	the extent of the related person's interest in the transaction;

•	the availability of comparable products or services from non-related persons;

•	whether the transaction is on terms comparable to those that could be obtained in an arm's-length dealing with an unrelated third party;

•	the business reasons to enter into the transaction;

•	whether the transaction could impair the independence of a Director;

•	whether the annual amount involved exceeds the greater of $200,000 or 5 percent of the recipient's gross revenues for the year; and

•
whether the transaction would present an improper conflict of interest, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect relationship of the related person, and the ongoing nature of any proposed relationships.

Code of Business Conduct and Ethics
ALLETE has adopted a written Code of Business Conduct (which includes our code of ethics) that applies to all Directors and Company employees and officers, including the CEO, the CFO, and the Controller. The Code of Business Conduct also applies to our contractors, suppliers, and vendors. ALLETE's Code of Business Conduct is available on our website at www.allete.com/Governance. Any amendment to, or waiver of, the Code of Business Conduct will be published on ALLETE's website promptly following the date of such amendment or waiver.

Sustainability and Corporate Responsibility
At ALLETE, we recognize that impacts from human activity, including climate change, are real, complex, and interrelated. We are committed to answer the call to transform the nation’s energy landscape through innovative and sustainable solutions. Please see our website at
http://www.allete.com/Sustainability for information about ways that ALLETE is demonstrating our commitment to sustainability.

Communications between Shareholders and Other Interested Parties and the Board
Shareholders and other interested parties who wish to communicate directly with the Board, the non-management Directors, or a particular Director, may do so by addressing the Lead Director,
c/o Secretary, ALLETE, Inc., 30 West Superior Street, Duluth, MN 55802.

ITEM NO. 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION _________________________________________________________________

We are asking our shareholders to cast a non-binding, advisory vote approving compensation for our NEOs as reported in this Proxy Statement.

ALLETE's executive compensation program is designed to enhance shareholder value while attracting and retaining experienced, qualified executives. To fully understand ALLETE's 2018 executive compensation, we encourage you to read the CD&A, starting on page 27, as well as the compensation tables and narrative disclosures that follow the CD&A. Those sections describe how our compensation programs are designed to achieve ALLETE's compensation objectives and provide detailed information on the 2018 compensation of our NEOs. We believe our executive compensation program reflects a pay-for-performance philosophy and is aligned with shareholders' long-term interests.

This proposal, commonly known as "say-on-pay," is required under Section 14A of the Exchange Act. Although this say-on-pay vote is advisory and not binding on the Company, the Compensation Committee and the Board will review the voting results and will take the outcome of the vote into account when considering future executive compensation decisions.

We have determined to hold a say-on-pay vote each year until the next non-binding, advisory shareholder vote on how frequently to hold the say-on-pay vote, commonly known as "say-on-frequency." The next say-on-frequency vote will be held no later than the 2023 Annual Meeting.

The Board recommends a vote “FOR” the advisory vote to approve executive compensation.

COMPENSATION DISCUSSION AND ANALYSIS _________________________________________________________________

This CD&A explains ALLETE's executive compensation program and 2018 compensation for the following NEOs:

Alan R. Hodnik	Chairman and CEO
Robert J. Adams	Senior Vice President and CFO
Bradley W. Oachs	Senior Vice President and President Regulated Operations
Bethany M. Owen	President
Patrick K. Mullen	Senior Vice President - External Affairs
Deborah A. Amberg	Former Senior Vice President and Chief Strategy Officer Regulated Operations

On January 31, 2019, the Board elected Ms. Owen as ALLETE's President. Prior to that date, and throughout 2018, Ms. Owen served as Senior Vice President, Chief Legal and Administrative Officer, and Secretary, and Mr. Hodnik was ALLETE's Chairman, President, and CEO.

As part of our focus during 2018 on rescaling the operations and overall cost structure of our regulated business, Minnesota Power, the Company eliminated the position held by Ms. Amberg, and, as a result her employment with the Company ended on November 28, 2018.

EXECUTIVE SUMMARY

Compensation Philosophy
We use compensation as a tool to attract and retain the leaders on whom ALLETE's success depends. Our compensation program provides competitively benchmarked base compensation (fixed), as well as incentive compensation for accomplishing goals that will create long-term shareholder value (variable). Our compensation philosophy is based on these fundamental principles:
•We link compensation to performance.
•We balance compensation elements.
•Our compensation is competitive and consistent with ALLETE's core values.
•The ECC and the Board exercise independent judgment.
•We require executive stock ownership to align executives' interests with shareholders' interests.
•We consider tax and accounting rules.

Compensation Practices

What We Do
☑	Link Pay to Performance
☑	Balance Compensation Elements
☑	Cap Incentive Compensation
☑	Use Independent Compensation Consultant
☑	Require Executive Stock Ownership
☑	Prohibit Hedging, Pledging, and Short Sales
☑	Require Double-Trigger for CIC Severance Plan Payments
☑	Have a Compensation Recovery ("Clawback") Policy

What We Don't Do
☒	No Employment Agreements with NEOs
☒	No Dividend Equivalents Paid on Unvested RSUs or Unearned Performance Shares
☒	No Stock Options
☒	No Excessive Perquisites
☒	No Tax Gross-Ups Provided (except on relocation expenses paid under ALLETE's broad-based policy)

2018 Financial, Strategic, and Operational and Values Performance for Incentive Plans
NEOs have a significant portion of their compensation tied to Company performance. Annual incentives focus on achieving annual financial, strategic, and operational and values goals. Long-term incentives facilitate stock ownership and reward long-term profitability. As explained in this CD&A, ALLETE's 2018 performance directly affected our NEOs' compensation for 2018.

Annual incentives reward one-year performance measured by net income and cash from operating activities, subject to certain adjustments that are described in more detail beginning on page 36. Annual incentives also reward shorter-term strategic and operational and values-based accomplishments.

As disclosed in ALLETE's 2018 Annual Report on Form 10-K, Net Income Attributable to ALLETE for the year ended December 31, 2018, prior to adjustment, was $174.1 million (compared to $172.2 million for 2017). For annual incentive purposes, ALLETE net income means Net Income Attributable to ALLETE, adjusted to exclude ALLETE Properties investments, severance expense associated with the rescaling of the operations and overall cost structure of Minnesota Power, a regulated utility division of ALLETE, and the effect of changes in tax law or accounting principles.

As disclosed in ALLETE's 2018 Annual Report on Form 10-K, Cash from Operating Activities for 2018, prior to adjustment, was $433.1 million (compared to $402.9 million for 2017). For annual incentive purposes, cash from operating activities means Cash from Operating Activities, adjusted to exclude cash related to ALLETE Properties operations and the effect of changes in tax law or accounting principles. The basis for making adjustments was established at the beginning of the performance period.

In addition to financial metrics, the annual incentive also measures performance of strategic and operational and values goals. Our strategic goals vary from year to year, but generally focus on our ability to grow our business, diversify our power sources, and improve our operating efficiency.
Our operating and values goals are tied to the Company’s performance against safety and reliability measures. For 2018, the ECC approved the Company’s strategic performance as “above target.” This rating was based on the Company’s strong performance in the areas of advancing growth, retaining customers, addressing cost competitiveness for customers, and improving operational efficiency. Performance on 2018 safety and operational and values goals were below target.

As shown in the following chart, financial results along with performance on strategic and operational and values goals, resulted in an ALLETE annual incentive payout for 2018 equal to 115.2 percent of target (compared to 119.1 percent in 2017).

2018 ALLETE Annual Incentive Results
Financial Metrics
Measurement	Threshold	Target	Superior	Actual	Weighting	Unweighted Results	Payout
Net Income	$172.9 million	$176.9 million	$190.2 million	$176.3 million	50.0%	92.6%	46.3%
Cash from Operating Activities	$367.7 million	$408.5 million	$449.4 million	$434.5 million	25.0%	163.6%	40.9%
Strategic Goals
	Threshold	Target	Superior	Actual	Weighting	Unweighted Results	Payout
Achieve Growth, Competitiveness and Operational Efficiency	Address Customer Cost Competitiveness Advance Strategic Positioning to Retain Load and Grow Regulated Earnings			Above Target	15.0%	166.7%	25.0%
Operational and Values Goals
	Threshold	Target	Superior	Actual	Weighting	Unweighted Results	Payout

Outage Duration	50%ile	62.5%ile	75%ile	<50%ile	10%	30%	3.0%
Outage Frequency	50%ile	62.5%ile	75%ile	<50%ile
Safety Training	80%	90%	100%	100%
Safety Observations	80%	90%	100%	97%
Incident Rates	50%ile	62.5%ile	75%ile	57%ile
Severity Rate	50%ile	62.5%ile	75%ile	97%ile

					Total		115.2%

Long-term incentives reflect performance over multi-year periods. Performance shares, awarded under the LTIP, reward TSR targets relative to peer group companies over a three-year period. ALLETE's TSR for the three-year period ended December 31, 2018, was 65.1 percent, ranking us in the 81st percentile among the peer group, which was significantly above target and resulted in a performance share payout equal to 188.6 percent of target.

2016 - 2018 Long-Term Incentive Results
TSR Ranking Relative to Peer Companies
	85th percentile	Superior
Actual: à 81st percentile	50th percentile	Target

	30th percentile	Threshold

2018 Compensation Decisions
Our 2018 executive compensation program remained materially consistent with prior years.

The ECC based its 2018 compensation decisions on business factors and peer-company compensation data and pay-for-performance compensation analysis from Pearl Meyer, its independent compensation consultant. The ECC also considered each NEO's role, his or her performance, and other relevant factors, including the most recent shareholder advisory vote on executive compensation.

In addition, when determining base salary changes, the ECC strongly weighed Company competitiveness. In light of coal plant closures, recent regulatory outcomes, and the need to rescale the operations and overall cost structure of Minnesota Power, a regulated utility division of ALLETE, Mr. Hodnik recommended, and the ECC agreed, that no NEO would receive an annual market-based salary increase in 2018. Mr. Oachs' salary increased by 5 percent in 2018 in connection with the ongoing plan to gradually raise his base salary to the market median as he gained experience in his new role.

Although the ECC recognized that Mr. Hodnik's compensation was below market median, both the ECC and Mr. Hodnik believe his compensation was appropriate during 2018, a period when the Company needed to carefully balance the rates approved by its regulators and the returns reasonably expected by its shareholders. Mr. Hodnik's 2018 salary, target annual incentive opportunity, and target long-term incentive opportunity were not increased from the prior year.

The ECC increased annual target opportunities for the NEOs except Ms. Amberg and Mr. Hodnik, and increased the long-term incentive target opportunities for the NEOs, except Mr. Hodnik and Mr. Mullen, designed to reinforce the alignment of pay for performance and to bring total compensation closer to the market median.

The following NEOs received increases in 2018 to their annual incentive opportunity:

	2018 Target Annual Incentive Opportunity (Percentage of Base Salary)	2017 Target Annual Incentive Opportunity (Percentage of Base Salary)
Mr. Adams	60%	50%
Mr. Oachs	50%	45%
Ms. Owen	50%	40%
Mr. Mullen	45%	40%

The following NEOs received increases in 2018 to their total long-term incentive opportunity, as shown in the following table:

	2018 Total Target Long-Term Incentive Opportunity	2017 Total Target Long-Term Incentive Opportunity
Mr. Adams	$350,000	$275,000
Mr. Oachs	$300,000	$250,000
Ms. Owen	$275,000	$225,000
Ms. Amberg	$250,000	$225,000

In each case, 75 percent of the long-term incentive opportunity increase was allocated to the NEO's target PSA opportunity (for Mr. Adams, $56,250; for Mr. Oachs $37,500; for Ms. Owen, $37,500; and for Ms. Amberg, $18,750) and 25 percent to RSUs (for Mr. Adams, $18,750; for Mr. Oachs $12,500; for Ms. Owen $12,500; and for Ms. Amberg, $6,250).

Although these changes for the NEOs listed above better aligned total compensation with the compensation peer companies, total compensation for all NEOs remained below the market median.

Shareholder Advisory Voting on Executive Compensation
Each year, shareholders cast an advisory vote on executive compensation, commonly known as a "say-on-pay." At the 2018 Annual Meeting, 96 percent of the votes cast by our shareholders were to approve the Company's 2017 executive compensation on an advisory basis.

We believe that this say-on-pay vote affirms our executive compensation philosophy and objectives. The ECC considers the result of the say-on-pay vote as it makes its compensation decisions and the most recent shareholder advisory approval was a factor in the ECC's decision not to make any fundamental changes to ALLETE's executive compensation program.

At the Company's 2017 Annual Meeting, shareholders supported the Company's recommendation to hold the advisory say-on-pay vote on an annual basis. We believe annual say-on-pay voting promotes shareholder awareness of executive compensation and allows shareholders to provide feedback on a regular basis. Annual say-on-pay voting is also consistent with ALLETE's desire to maintain effective relationships with our shareholders. We will hold a say-on-pay vote on an annual basis until the next advisory vote on the frequency of say-on-pay proposals.

COMPENSATION ELEMENTS SUMMARIZED: WHAT WE PAY AND WHY

	Element	Key Characteristics	Why We Pay this Element	How the Amount is Determined	2018 Decisions and Outcomes
FIXED:	Base Salary	Competitive cash compensation.	Helps attract and retain executive talent.	We consider market data and other information from the ECC's independent compensation consultant, as well as experience, responsibilities, role within the executive group, and individual performance.
No NEO salary increases except Mr. Oachs' base salary increased by 5 percent in connection with the ongoing plan to gradually raise his base salary to the market median as he gained experience in his new role.

VARIABLE:	Annual Incentive	Payable in cash based on achievement of annual goals. In addition to financial targets, strategic and operational goals are linked to operational objectives and ALLETE's core values.	Rewards achievement of annual financial, strategic, and operational and values goals.	The ECC approves performance measures, targets, and individual award opportunities, sets terms, and has discretion to reduce, increase, or eliminate awards.
ALLETE achieved near-target net income, above-target cash flow from operating activities, and above-target strategic and operational and values performance, resulting in an annual incentive payment equal to 115.2 percent of target for all NEOs except Ms. Amberg, whose annual incentive payment was at
95 percent of target, reflecting the combination of ALLETE's results and SWL&P's results
(below-target net income and slightly-above-target strategic and operational and values performance).

	Long-term Incentive: PSAs	Payable in Common Stock at the end of the performance period based on achieving multi-year performance goals.	Coupled with RSUs, facilitates stock ownership, aligns the interests of executive officers with long-term shareholder value, and helps retain executive talent.	PSA payment is determined by measuring ALLETE's TSR relative to peer companies' TSRs over a three-year period. Dividend equivalents shares are paid in connection with earned PSAs.	TSR for the three-year performance period ending December 31, 2018, ranked 81st percentile among peer group, resulting in a payout equal to 188.6 percent of target.
	Long-term Incentive: RSUs	Payable in Common Stock at the time of vesting.	Coupled with PSAs, facilitates stock ownership, aligns the interests of executive officers with long-term shareholder value, and helps retain executive talent.	One RSU entitles the NEO to receive one share of Common Stock (and dividend equivalents) when the RSU vests at the end of a three-year period.	RSUs granted in 2016 vested on December 31, 2018.

PROCESS FOR DETERMINING EXECUTIVE COMPENSATION

Role of the Compensation Committee
The ECC establishes our executive compensation philosophy and objectives and oversees the administration of our executive compensation programs. The ECC sets the CEO's compensation, which is reviewed and ratified by the Board without the CEO's participation. In setting the CEO's compensation, the ECC considers the Board's annual evaluation of the CEO's performance, which assesses, among other things, his performance relative to annual objectives established by the Board. The ECC also compares the CEO's compensation to the compensation of CEOs at other investor-owned electric utilities. Compensation benchmarking data is adjusted for the Company's size as measured by revenue and provides a market context for the ECC's decisions. The ECC also approves the compensation of the other NEOs after considering the CEO's recommendations regarding such compensation.

At the beginning of the year, the ECC, with the CEO, establishes performance goals and measures, award dates, performance or vesting periods, and forfeiture provisions for annual and long-term incentive awards.

As part of our ongoing commitment to monitor pay-for-performance alignment, in October 2018, the ECC reviewed Pearl Meyer's 2017 pay-for-performance analysis, which confirmed our view that our executive compensation programs are linked to performance, balanced, fair, competitive, and contain mainstream provisions.

Role of Management
The CEO recommends compensation for all other NEOs to the ECC for approval. Recommendations are based, in part, on each NEO's experience and responsibility level and the CEO's assessment of his or her performance. The CEO works with each NEO at the beginning of the year to identify individual goals that are aligned with strategic objectives within each NEO's scope of responsibility. The CEO reviews each NEO's performance during the year regarding accomplishments, areas of strength, and areas for development. The CEO bases his evaluation on a written self-assessment completed by each NEO, the CEO's knowledge of his or her accomplishments, and discussions with each NEO. The CEO's recommendation is also based on the executive compensation studies described on the following page. The CEO also recommends to the ECC financial and non-financial performance measures under the Company's incentive compensation plans.

Compensation Consultant Independence
The ECC's independent compensation consulting firm for 2018 was Pearl Meyer. Pearl Meyer is engaged by, and reports directly to, the ECC. The ECC has the sole authority to hire or terminate its compensation consultant. It is the ECC's policy that its Chair pre-approve any additional services its independent compensation consultant performs for management. The ECC reviewed and confirmed Pearl Meyer's independence in 2018.

Executive Compensation Studies
Annually, the ECC reviews the peer group that ALLETE uses for compensation benchmarking purposes. Compensation benchmarking is based on published salary surveys and proxy statement data from compensation benchmarking peer companies. During 2017, The Empire District Electric Company was removed from the benchmarking peer group after it was acquired and no longer in the EEI Stock Index. Because there is a strong correlation between executive compensation pay levels and company size, the ECC compares executive pay levels with those at companies that are similar in size to ALLETE as measured by market capitalization and revenue. For this reason, ALLETE's compensation peer group was made up of a subset of companies in the EEI Index in 2017 that are used for TSR comparison purposes. Even within this subset, however, the companies range in size significantly. Accordingly, the compensation data is size adjusted to establish appropriate market compensation comparisons for ALLETE. The ECC approved the following 16-company peer group for 2018:

Compensation Benchmarking Peer Group
Alliant Energy Corporation	IDACORP, Inc.	Portland General Electric Company
Avista Corporation	MGE Energy, Inc.	Vectren Corporation
Black Hills Corporation	NorthWestern Corporation	Westar Energy, Inc.
El Paso Electric Company	OGE Energy Corp.	Unitil Corporation
Great Plains Energy Incorporated	Otter Tail Corporation
Hawaiian Electric Industries, Inc.	PNM Resources, Inc.

In October 2017, the ECC directed Pearl Meyer to conduct two compensation benchmarking studies for ALLETE: one for the CEO and another for the other NEOs. These studies provided the basis for compensation recommendations made in January 2018.

The CEO benchmarking study compared Mr. Hodnik's compensation to an external market using size-adjusted data from published surveys and compensation data disclosed in the proxy statements of the 16-company peer group. The study also analyzed CEO pay-for-performance practices and effectiveness. The Pearl Meyer report indicated that the elements of Mr. Hodnik's compensation were comparable to market and well balanced. The report further indicated that Mr. Hodnik's base salary was aligned with the 25th percentile, while target total cash compensation and target total direct compensation were between the 25th and 50th percentile of the market range. The report also indicated that Mr. Hodnik's compensation was aligned with growth in pre-tax income and one-year TSR.

Pearl Meyer's analysis compared the other NEOs' base salaries and annual and long-term target incentive opportunities to market data using the same survey sources and proxy statement data used in the CEO analysis. The Pearl Meyer report indicated that total direct compensation for the other NEOs was below the market median, with limited variance from executive to executive. The report also indicated that base salary and target total cash compensation were below market median for all other NEOs, except Ms. Amberg. Long-term incentive opportunities were below the market median for all other NEOs.

Based on the executive compensation studies, the ECC made the following determinations for 2018: (1) the NEOs' compensation includes appropriate elements; (2) Mr. Oachs’ base salary, annual incentive target opportunity, and LTIP target opportunity should be increased; (3) Mr. Adams' and
Ms. Owen's annual incentive target and LTIP target opportunities should be increased; (4) Mr. Mullen's annual incentive target should be increased; and (5) Ms. Amberg's LTIP target opportunity should be increased.

HOW WE LINK EXECUTIVE PAY TO PERFORMANCE

A significant portion of our NEOs' compensation is tied to Company performance. Annual incentives focus on achieving annual financial, strategic, and operational and values goals. Long-term incentives reward long-term profitability and facilitate stock, as well as provide an incentive to remain employed with the Company.

Total compensation generally increases as position and responsibility increase; at the same time, a greater percentage of total compensation is tied to performance, and therefore, at risk as reflected in our NEOs' annual and long-term incentive opportunities.

We consider market data and Pearl Meyer's advice in setting executive compensation. We establish market ranges for our NEOs' compensation using investor-owned electric utilities data. In setting individual compensation, we consider experience in the position, performance, job responsibilities, and relative role among the executive management group. If market data were insufficient to establish a range for a specific position, we would also consider internal equity among our NEOs, taking into account the relative responsibilities for that position.

We generally set compensation so that when target performance is achieved under the Company's incentive compensation plans, total compensation is near the market median of ALLETE's compensation peer group. Consistent with our pay-for-performance philosophy, NEOs earn higher compensation when actual performance exceeds target goals. Conversely, when the Company does not meet target goals, total compensation will generally fall below the median.

2018 total compensation opportunity for the NEOs was divided between base salary and incentive opportunities. The charts below illustrate the breakdown of compensation elements expressed as a percentage of total target compensation:
The chart on the right reflects the average of each element of total target compensation for all our NEOs except the CEO. For both charts, total target compensation is calculated using the NEOs' 2018 target opportunities for annual and long-term incentives and his or her base salary as of December 31, 2018, except with respect to Ms. Amberg whose base salary is as of her last day of employment on
November 28, 2018.

Annual Incentive Awards
At the beginning of each year, the ECC, with the CEO, approves performance measures and targets for the annual incentive awards, as well as individual target award opportunities. The ECC has discretion not only to determine the terms of annual incentive awards, but also the ability to reduce, increase, or eliminate awards, regardless of whether applicable performance goals have been achieved. The ECC sets annual incentive opportunity levels for our NEOs such that if the Company achieves target goals, the combination of salary and annual incentives will result in total cash compensation near the market median for ALLETE's compensation peer group.

2018 Annual Incentive Target Opportunities
Annual Incentive Target Opportunity as a Percentage of Base Salary
Mr. Hodnik	100%
Mr. Adams	60%
Mr. Oachs	50%
Ms. Owen	50%
Mr. Mullen	45%
Ms. Amberg	40%

The 2018 annual incentive performance goals, weighting, and measures, applicable to all NEOs, except Ms. Amberg, were as follows:

ALLETE Annual Incentive Performance Goals, Weighting, and Measures
Performance Goals	Weighting	Measures
		Threshold	Target	Superior
Net Income[1]	50%	$172.89 million	$176.90 million	$190.18 million
Cash from Operating Activities[2]	25%	$367.66 million	$408.51 million	$449.36 million
Strategic	15%	Described below.
Operational and Values	10%

[1]
Threshold net income was set at the Company's budgeted amount, target was set at 102 percent of budget, and superior was set at 110 percent of budget. Net income for annual incentive calculation purposes is described in more detail below.

[2]
Threshold cash from operating activities goal was set at 90 percent of the Company's budgeted amount; target goal was set at budget, and superior goal was set at 110 percent of budget. Cash from operating activities for annual incentive calculation purposes is described in more detail below.

ALLETE Annual Incentive Financial Goals
The 2018 annual incentive financial measures, established at the beginning of the 2018 plan year, were net income (weighted at 50%) and cash from operating activities (weighted at 25%). The ECC selected net income because it is a widely-used financial performance measure that reflects revenue generation and expense management. Cash from operating activities was selected because it indicates the Company's ability to generate funds internally for capital projects, to repay debt, and to pay dividends and interest. Both measures also can affect the Company's stock price.

•
ALLETE Net Income. For annual incentive purposes, ALLETE net income means Net Income Attributable to ALLETE, adjusted to exclude ALLETE Properties investments, severance expense associated with the rescaling of the operations and overall cost structure of Minnesota Power, a regulated utility division of ALLETE, and the effect of changes in tax law or accounting principles. The basis for making these adjustments was established at the beginning of the performance period.

•
Cash from Operating Activities. For annual incentive purposes, cash from operating activities means Cash from Operating Activities, adjusted to exclude cash related to ALLETE Properties' operations and the effect of changes in tax law or accounting principles. The basis for making these adjustments was established at the beginning of the performance period.

ALLETE Annual Incentive Strategic Goals and Operational and Values Goals
ALLETE's 2018 strategic goals were to achieve growth, competitiveness, and operational efficiency goals by addressing customer cost competitiveness, advancing operational efficiency through power supply and delivery positioning, and growing regulated earnings.

Operational and values goals are linked to operational objectives and ALLETE's core values: integrity, safety, employee growth, community engagement, and environmental stewardship. Our 2018 operational and values goals were designed to demonstrate continuous safety improvement, as well as our commitment to the environment and customer service as measured by goals relating to safety leading and lagging indicators, environmental stewardship, and system reliability.

The operational goal focused on system reliability, measured by the System Average Interruption Duration Index and System Average Interruption Frequency Index relative to the EEI utilities' three-year average results. The safety goal included tracking the number and severity of incidents recorded with the Occupational Safety and Health Administration, while also implementing proactive safety measures designed to support "zero injury" efforts. An employee fatality or willful disregard of environmental, reliability, or any Federal Energy Regulatory Commission regulation or standard would result in a reduction or non-payout for this goal.

The ECC reviews the allocation between financial and strategic and operational goals each year. For 2018, ALLETE's strategic goals and operational and values goals represented a combined 25 percent of the overall opportunity and their achievement was measured independently of the financial goals. Therefore, it would have been possible to earn an annual incentive payout based on achieving strategic and operational and values goals even if financial goals had not been met.

The CEO, with input from senior management, reports the progress made on strategic goals and operational and value goals to the ECC. The ECC then determines the extent to which performance targets have been achieved.

Ms. Amberg's 2018 annual incentive performance goals, weighting, and measures were divided between the ALLETE plan described above, which constituted 25 percent of her total 2018 annual incentive opportunity, and the SWL&P plan described below, which constituted 75 percent of her total 2018 annual incentive opportunity.

SWL&P Annual Incentive Performance Goals, Weighting, and Measures
Performance Goals	Weighting	Measures
		Threshold	Target	Superior
Net Income (ALLETE)[1]	15%	$172.89 million	$176.90 million	$190.18 million
Net Income (SWL&P)[2]	55%	$3.73 million	$4.14 million	$4.55 million
Strategic	15%	Described below.
Operational and Values	15%

[1]	Net income (ALLETE) for annual incentive calculation purposes is described in more detail above.

[2]	For SWL&P, threshold net income was set at 90 percent of the SWL&P's budget, target was set at budget, and superior was set at 110 percent of budget.

SWL&P's 2018 strategic goals were to achieve successful regulatory outcomes and to advance its customer excellence strategy by deploying technology enhancements related to metering infrastructure and customer service. Operational and values goals mirrored ALLETE goals described above, with measurements related to SWL&P's performance.

The CEO determines the extent to which SWL&P performance targets have been achieved.

2018 Annual Incentive Results
The NEOs, except Ms. Amberg, earned 115.2 percent of their 2018 target opportunity (compared to 119.1 percent in 2017).

As disclosed in ALLETE's 2018 Annual Report on Form 10-K, Net Income Attributable to ALLETE for the year ended December 31, 2018, was $174.1 million (compared to $172.2 million for 2017). Cash from Operating Activities was $433.1 million (compared to $402.9 million for 2017). Annual incentives also reward strategic and operational accomplishments.

For annual incentive purposes, the goals ALLETE net income and cash from operating activities are designated at the beginning of the plan year to be adjusted using specified resets and exclusions. 2018 net income was adjusted to exclude a loss related to ALLETE Properties ($0.5 million) and severance expenses related to the rescaling of the operations and overall cost structure of its regulated business, Minnesota Power ($1.7 million). After these exclusions, 2018 net income for annual incentive purposes was slightly below target at $176.3 million. Cash from operating activities was adjusted to exclude cash related to ALLETE Properties operations ($0.2 million) and 2018 deferred taxes ($1.1 million). After these exclusions, 2018 cash from operating activities for annual incentive purposes was above target $434.46 million.

ALLETE's strategic and operational and values goals were achieved at a combined level that fell between target and superior.
The ALLETE annual incentive results were calculated as follows:

2018 ALLETE Annual Incentive Payout
Performance Goal	Weighting	Unweighted Results	Payout[1]
Net Income	50%	92.6%	46.3%
Cash from Operating Activities	25%	163.6%	40.9%
Strategic Goals	15%	166.7%	25.0%
Operational and Values Goals	10%	60.0%	3.0%
Total	100%		115.2%

[1]	Payout is expressed as a percentage of the NEO's annual incentive target opportunity.

Ms. Amberg earned 95 percent of her 2018 target annual incentive opportunity (compared to 97.1 percent in 2017).

Twenty-five percent of Ms. Amberg's award was tied to ALLETE goals and was earned at 115.2 percent of target opportunity. For the 75 percent of her award tied to SWL&P goals, the payout was 88.3 percent. SWL&P's net income came in above threshold and below target at $3.8 million (resulting in a 30.2 percent payout); SWL&P's strategic and operational goals were achieved at above target (resulting in a 43.8 percent payout).

The SWL&P annual incentive results were calculated as follows:

2018 SWL&P Annual Incentive Payout
Performance Goal	Weighting	Unweighted Results	Payout[1]
ALLETE Net Income	15%	95.3%	14.3%
SWL&P Net Income	55%	54.9%	30.2%
Strategic and Operational and Values Goals	30%	146.0%	43.8%
Total	100%		88.3%

[1]	Payout is expressed as a percentage of Ms. Amberg's annual incentive target opportunity.

The ECC believes that the annual incentive provides appropriate motivation and does not encourage excessive business risks because it has multiple goals that align with the objectives of different stakeholders (e.g., shareholders, customers, regulators, and employees). The annual incentive provides payment opportunity levels that are market-competitive, and includes a cap on the maximum award amount.

Long-Term Incentive Awards: PSAs and RSUs
We use long-term incentive compensation to reward executives for achieving business objectives that are designed to grow long-term shareholder value. The time-vesting and forfeiture provisions associated with long-term incentive compensation also encourage NEOs to stay with the Company. Long-term incentive compensation elements consist of PSAs and RSUs.

The ECC grants the PSAs and RSUs under the LTIP in January of each year. Although the ECC can make additional grants at other times of the year, it did not do so in 2018 for any NEO. We do not time equity awards to the release of material, non-public information. ECC meeting schedules are generally set six months prior to the start of the calendar year.

Performance Share Awards (PSAs)
PSAs reward executives for multi-year performance, measured by ALLETE's TSR relative to a group of peer companies. The ECC selected relative TSR because it measures the value shareholders realize from their investment in Common Stock as compared to investment opportunities available in comparable companies. Rewarding executives for creating long-term shareholder value further links pay to performance.

The performance period begins on the first day of the first calendar month in the period. The amount of the payment with respect to any award is determined at the end of the three-year period.

In 2018, NEOs were granted PSAs for the three-year performance period beginning on January 1, 2018, and ending on December 31, 2020.

For the 2016-2018, 2017-2019, and 2018-2020 performance periods, ALLETE's TSR was or will be compared to the TSR of the companies in the EEI Stock Index as our peer group. The ECC believes that the companies comprising the EEI Stock Index reflect comparable investment alternatives available to shareholders. The specific peer group used to determine actual payout results are those utility companies in EEI Stock Index as of December 31 of the last year in each three-year performance period that have been in the EEI Stock Index for at least three full years as of that date.

The EEI Stock Index companies as of December 31, 2018, based on information published as of that date, were as follows:

TSR Peer Group Companies*
Alliant Energy Corporation	Entergy Corporation	PG&E Corporation
Ameren Corporation	Evergy, Inc.	Pinnacle West Capital Corporation
American Electric Power Company	Eversource Energy	PNM Resources, Inc.
Avangrid, Inc.	Exelon Corporation	Portland General Electric Company
Avista Corporation	FirstEnergy Corp.	PPL Corporation
Black Hills Corporation	Hawaiian Electric Industries, Inc.	Public Service Enterprise Group, Inc.
CenterPoint Energy, Inc.	IDACORP, Inc.	SCANA Corporation
CMS Energy Corporation	MDU Resources Group, Inc.	Sempra Energy
Consolidated Edison, Inc.	MGE Energy, Inc.	The Southern Company
Dominion Energy, Inc.	NextEra Energy, Inc.	Unitil Corporation
DTE Energy Company	NiSource, Inc.	Vectren Corporation
Duke Energy Corporation	NorthWestern Corporation	WEC Energy Group, Inc.
Edison International	OGE Energy Corp.	Xcel Energy Inc.
El Paso Electric Company	Otter Tail Corporation
* Companies can be dropped from or added to the EEI Stock Index during the performance period due to mergers or other activities. If a company is dropped from the EEI Stock Index during the performance period, no information related to that company will be included in the performance calculation. A company that is newly added to the EEI Stock Index after the start of the performance period also will be excluded from the performance calculation. If a company in the EEI Stock Index at the beginning of a performance period undergoes a corporate restructuring during the performance period and the company remains in the EEI Stock Index following the transaction, the company will be included in the performance calculation. During 2016, the following three companies were dropped from the EEI Stock Index: Cleco Corporation, Pepco Holdings, Inc., and TECO Energy, Inc. During 2017, The Empire District Electric Company was dropped. During 2018, two companies in the EEI Stock Index Great Plains Energy, Incorporated and Westar Energy, Inc., merged to create Evergy, Inc.

During the three-year performance period ending on December 31, 2018, ALLETE's shareholders realized a TSR of 65.1 percent, ranking us in the 81st percentile of the company peer group and resulting in payout of 188.6 percent of target.

Restricted Stock Units (RSUs)
RSUs are used as a retention incentive and to encourage stock ownership. One RSU entitles the NEO to receive one share of Common Stock and accrued dividend equivalents after the RSU vests at the end of a three-year period.

The table below shows 2018 long-term incentive target opportunities for the NEOs. The target opportunities were allocated 75 percent to PSAs and 25 percent to RSUs. The Company retains Mercer to calculate the estimated fair value of a PSA, which reflects a modeled probability of achieving the performance goals, employing a Monte-Carlo simulation model that uses an underlying Black-Scholes methodology. The target number of PSAs is determined by dividing each NEO's target award opportunity—shown in the table below—by $81.68, the estimated fair value of a PSA as of
December 29, 2017. The number of RSUs granted to the NEOs was calculated using a per-share value of $74.36, the closing price for Common Stock on December 29, 2017.

Long-Term Incentive Target Opportunities for 2018–2020 Performance Period
	Total Target Opportunity	Allocation of Long-Term Incentive Plan Target Opportunity
		PSAs	% of Total Target Opportunity	RSUs	% of Total Target Opportunity
Mr. Hodnik	$1,250,000	11,478	75%	4,203	25%
Mr. Adams	$350,000	3,214	75%	1,177	25%
Mr. Oachs	$300,000	2,755	75%	1,009	25%
Ms. Owen	$275,000	2,525	75%	925	25%
Mr. Mullen	$150,000	1,377	75%	504	25%
Ms. Amberg	$250,000	2,296	75%	841	25%

The ECC has discretion to reduce or eliminate awards, whether or not performance goals have been achieved, but does not have discretion to increase awards beyond the performance that is achieved. The ECC did not exercise discretion to reduce or eliminate LTIP awards during 2018.

OTHER GUIDELINES, POLICIES, BENEFITS, AND PRACTICES

Executive Stock Ownership Guidelines
We believe NEOs should be ALLETE shareholders to encourage them to act as owners and focus on long-term, sustained performance when making business decisions. We use Common Stock to fund the NEO's long-term incentive compensation and a portion of the Company's contribution to the NEOs' tax-qualified, defined-contribution retirement savings plan accounts.

NEOs are expected to own Common Stock in accordance with the share ownership guidelines that have been established by the Corporate Governance Committee as discussed on page 23. The applicable share ownership guidelines are as follows:

Executive Stock Ownership Guidelines
Position	Stock Ownership Value as Multiple of Base Salary
Chief Executive Officer	5X
President	4X
Chief Financial Officer	3X
Senior Vice President	2X

NEOs are expected to meet the applicable stock ownership guideline within seven years after first becoming subject to the stock ownership guidelines. An NEO who is promoted to a position with a higher stock ownership expectation has five years from the promotion to meet his or her new guideline. At least annually, the Corporate Governance Committee reviews Common Stock ownership to confirm that the NEOs have met or are making reasonable progress toward their stock ownership guidelines.
The Corporate Governance Committee may, on a case-by-case basis, make adjustments to stock ownership guidelines to fit a particular situation.

Each NEO has met his or her stock ownership guideline or is making appropriate progress toward meeting the guideline. Common Stock ownership levels, as of March 15, 2019, are shown in the table on page 8.

Compensation Recovery Policy
Our Compensation Recovery Policy, sometimes called a clawback policy, allows ALLETE to recover incentive payments and other forms of compensation from NEOs if any of the following events occur:

•
Financial restatement. In the event of an accounting restatement due to material non-compliance with financial reporting rules, we can recover any excess payments made pursuant to the AIP or the LTIP in the three-year period prior to the date on which the Company is required to prepare the restatement.

•
Error. In the event of a material error in the measurement of performance criteria, we can recover any excess payments made pursuant to the AIP or the LTIP during the three years prior to the discovery of the error.

•	Misconduct. If an NEO engages in criminal behavior or work-related dishonesty, we can recover any AIP awards, LTIP awards, and bonuses that were paid during and subsequent to the period of misconduct.

Pledging, Hedging, and Short Sales by NEOs Prohibited
NEOs are prohibited from holding Common Stock in a margin account or otherwise entering into any pledge arrangement that would permit a third party to sell the securities without the NEO's consent or knowledge. In addition, no NEO may enter into any transaction that allows him or her to be insulated from the full risk or reward of Common Stock ownership (i.e., hedging) nor may an NEO enter into any transaction that allows him or her to benefit from the devaluation of the Common Stock (i.e., short sale).

Retirement and Other Broad-Based Benefits
We provide benefits, including retirement benefits, to attract and retain executive talent. Retirement benefits also reward long-term service with the Company. NEOs are eligible for retirement benefits under the same plans available to other eligible employees. They are also eligible for supplemental retirement benefits under our supplemental executive retirement plans.

NEOs are also eligible to participate in a range of broad-based employee benefits, including vacation pay, sick pay, disability benefits, a flexible compensation plan, an employee stock purchase plan, group term life insurance, and both active and post-retirement health benefits.

Tax-Qualified Retirement Benefits
We provide retirement benefits to the NEOs from two primary sources: (1) the RSOP, a defined-contribution retirement savings and stock ownership plan, and (2) traditional defined benefit pension plans. The RSOP has features of both an employee stock ownership plan and a 401(k) savings plan. These retirement benefits are intended to be tax-qualified. Since October 2006, we have emphasized delivering nonunion retirement benefits through the RSOP; only the NEOs' service through September 30, 2006 will be counted for calculating his or her benefit under the pension plans. In 2018, after assessing Company cost competitiveness and reviewing benefits benchmarking, the Company froze its nonunion pension plan benefits; no earnings after November 30, 2018 will be considered for calculating the NEO's pension benefits. The present value of each NEO's pension benefits as of December 31, 2018, is shown in the Pension Benefits table on page 53. The 2018 increase in the pension benefits value for each NEO is included in column (f) of the Summary Compensation Table on page 47.

NEOs may elect to defer salary into the RSOP up to the limits imposed by the Tax Code and the RSOP. In addition, we contribute to the NEOs' RSOP accounts a matching contribution of up to four percent of base salary, plus an annual Company contribution of between 8.5 percent and 11.5 percent of base salary, depending on the NEO's age. Amounts contributed by the Company to the NEOs under the RSOP are included in column (g) of the Summary Compensation Table on page 47.

Supplemental Executive Retirement Benefits
We provide supplemental retirement benefits to the NEOs through the SERP, our non-tax-qualified retirement plan. Generally, the SERP is designed to provide retirement benefits to the NEOs that, in the aggregate, substantially equal the benefits they would have been entitled to receive if the Tax Code did not limit the types and amounts of compensation that can be considered under tax-qualified benefit plans. Providing SERP benefits is also a recruiting and retention strategy for executive talent because it provides additional retirement planning opportunities.

The SERP has three components: a supplemental pension benefit, a supplemental defined contribution benefit, and a deferral account benefit.

On December 31, 2004, the Company froze SERP I with respect to all deferrals and vested accrued retirement benefits. Effective January 1, 2005, the Company established SERP II to comply with Section 409A of the Tax Code. SERP II covers compensation initially deferred and retirement benefits accrued or vested after December 31, 2004.

Supplemental executive retirement benefits were reviewed in 2018 in light of Company cost competitiveness and benchmarking data. Credited service for calculating the supplemental pension benefits was frozen as of December 31, 2018. In addition, amounts an NEO defers to his or her SERP II deferral account after December 31, 2018, will no longer receive a fixed annual interest crediting rate and will instead be credited or debited with notional gains or losses until the balance has been paid in full.

The SERP benefits are discussed in more detail starting on page 55.

Perquisites
The Company gives executives limited perquisites. Perquisites are tailored to the individual NEO, take into account business purpose, and may include: club memberships; reimbursement for financial and tax planning services; identity theft coverage; office parking spaces; approved travel, meal, and entertainment expenses for spouses; and executive physicals. As required by the Tax Code, we impute income to the NEOs for reimbursement of personal expenses and we provide no tax gross-ups for this imputed income.

The ECC has reviewed all perquisites and determined that they are a minimal component of total compensation and facilitate the NEOs' performance of their job responsibilities. In 2018, each NEO received less than $10,000 in perquisites.

Severance Benefits
We have no employment agreements with any of our NEOs. Under the CIC Severance Plan, NEOs could receive severance benefits in connection with a change in control of the Company. The CIC Severance Plan would provide benefits in the event of an involuntary termination of employment (or resignation following certain unfavorable changes made to an NEO's duties, compensation, or benefits) occurring within six months before, or up to two years after, a change in control. The CIC Severance Plan is designed to encourage executives to remain dedicated and objective when evaluating transactions that could result in a loss of employment in connection with a potential change in control and to minimize the risk that executives would depart prior to a change in control. The ECC believes that the most effective way to accomplish these objectives is to require both a change in control and termination of employment before severance benefits are paid. This ensures that NEOs would not receive severance benefits unless they are adversely affected by a change in control.

The CIC Severance Plan would provide each NEO a lump-sum severance payment of 2.5 times annual cash compensation. The CIC Severance Plan also contains a modified payment cap whereby the payment would be reduced below the Tax Code Section 280G safe harbor amount if the NEO would retain a greater after-tax amount than the after-tax amount that would be retained if the Company paid an unreduced benefit subject to the excise tax. We provide no tax gross-up in connection with any severance payments. As it does each year, the ECC reviewed the terms of the CIC Severance Plan in consultation with Pearl Meyer. The ECC believes that the CIC Severance Plan is in line with market practice.

The SERP II includes a change in control provision that accelerates payment of the supplemental executive retirement benefits and deferral account benefits, earned after December 31, 2004, upon a termination of employment in connection with a change in control. There are also change in control features in both the AIP and the LTIP. The change in control features in the SERP II, the AIP, and the LTIP are designed to protect NEOs from losing benefits on account of a change in control.

The potential value of the change in control severance benefits is discussed more fully in the “Potential Payments Upon Termination or Change in Control” section starting on page 59.

On November 29, 2018, the Company entered into an agreement with Ms. Amberg in connection with the elimination of her position that consisted of the combined roles of Senior Vice President
ALLETE–Chief Strategy Officer Regulated Operations and President SWL&P. The agreement entitles Ms. Amberg to receive a lump-sum payment of $344,866 as well as the following benefits: payment of health care benefits under COBRA for 18 months, payment of core life insurance benefits for
18 months, payment of up to $10,000 for outplacement services, and payment of up to $5,000 for tax consulting, financial planning, or estate planning services.

Tax and Accounting Considerations
We attempt to structure the NEOs' compensation so that all elements of pay are tax-deductible by the Company. For years after 2017, however, Section 162(m) of the Tax Code limits to $1 million the amount of compensation that we may deduct in any year with respect to our NEOs and any other employee who was a covered employee for Section 162(m) purposes for any preceding taxable year beginning after December 31, 2016. For periods before 2018, that limit did not apply to “performance-based compensation” within the meaning of Section 162(m). If the Company was unable to deduct an annual incentive award earned in 2018, then the amount of the NEO's annual incentive award paid currently was capped at the maximum deductible amount and the non-deductible portion was deferred to the NEO's supplemental executive retirement plan account, which is described on page 57. Recognizing the need to maintain flexibility in administering our executive compensation program, and the recent changes in the lax law, the ECC has the authority to approve compensation that may not be tax deductible.
Section 280G of the Tax Code limits the amount that we may deduct for payments in connection with a change in control, commonly referred to as “parachute payments." If total payments in connection with a change in control exceed the Section 280G limits, the Company's deduction would be limited and the recipient's parachute payments would be subject to an excise tax. The CIC Severance Plan has a modified severance payment cap that limits payments to a level below the safe harbor amount provided by Tax Code Section 280G if the NEO would retain a greater after-tax amount than the after-tax amount that would be retained if the Company paid an unreduced benefit that was subject to the excise tax.

In addition to tax deductibility, we also consider the accounting implications of each compensation element. Because the primary objectives of our compensation programs are tied to performance, however, the ECC may design a compensation structure regardless of whether it qualifies for a tax deduction or more favorable accounting treatment if deemed in the Company's best interest. We do not provide tax gross-ups on payments to NEOs, except in connection with relocation expenses covered under the Company's broad-based relocation policy.

COMPENSATION COMMITTEE REPORT
_________________________________________________________________

The Compensation Committee has reviewed the CD&A and discussed it with management. Based upon such review and the related discussions, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement and the 2018 Annual Report on Form 10-K.

March 28, 2019

Compensation Committee
Robert P. Powers, Chair
James S. Haines, Jr.
James J. Hoolihan
Sidney W. Emery, Jr.
Madeleine W. Ludlow
Susan K. Nestegard
Heidi E. Jimmerson, ex officio

EXECUTIVE COMPENSATION TABLES
_________________________________________________________________

The following table sets forth information for the last three fiscal years. Information for fiscal years 2016 is not provided for Ms. Owen because she was not an NEO prior to fiscal year 2017. Information for fiscal years 2016 and 2017 is not provided for Mr. Mullen because he was not an NEO prior to fiscal year 2018.

Summary Compensation Table–2018
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name and Principal Position[1]	Year	Salary	Stock Awards[2]	Non-Equity Incentive Plan Compensation[3]	Change in Pension Value[4]	All Other Compensation[5]	Total
Alan R. Hodnik	2018	$633,421	$1,291,261	$726,906	$709,665	$132,205	$3,493,458
Chairman and CEO	2017	$623,574	$1,130,234	$729,626	$868,081	$112,568	$3,464,083
	2016	$613,584	$999,067	$436,029	$602,455	$127,303	$2,778,438

Robert J. Adams	2018	$357,870	$361,578	$246,413	$175,938	$71,332	$1,213,131
Senior Vice President and CFO	2017	$327,456	$248,653	$212,296	$200,894	$51,177	$1,040,476
	2016	$282,454	$142,745	$108,512	$119,353	$50,197	$703,261

Bradley W. Oachs	2018	$381,090	$309,947	$219,373	$225,305	$71,868	$1,207,583
Senior Vice President and President	2017	$351,870	$226,059	$194,400	$226,991	$63,311	$1,062,631
Regulated Operations	2016	$292,780	$142,745	$128,816	$43,809	$47,150	$655,300

Bethany M. Owen	2018	$295,888	$284,088	$169,779	$49,454	$52,732	$851,941
President	2017	$268,956	$203,404	$140,421	$45,838	$43,309	$701,928
	2016	—	—	—	—	—	—

Patrick K. Mullen	2018	$256,728	$154,894	$132,578	$50,259	$53,715	$648,174
Senior Vice President External Affairs	2017	—	—	—	—	—	—
	2016	—	—	—	—	—	—

Deborah A. Amberg	2018	$315,685	$258,316	$120,164	$217,627	$615,798	$1,527,590
Former Senior Vice President and Chief	2017	$344,867	$203,404	$133,980	$173,867	$54,483	$910,601
Strategy Officer Regulated Operations	2016	$338,731	$214,119	$130,911	$116,123	$57,499	$857,383

1 The principal positions are as of March 15, 2019. On January 31, 2019, the Board elected Ms. Owen as ALLETE's President. Prior to that date, and throughout 2018, Ms. Owen served as Senior Vice President, Chief Legal and Administrative Officer, and Secretary, and Mr. Hodnik was ALLETE's Chairman, President, and CEO.

[2]
The amounts shown in column (d) represent the actuarial value of the future payout, but are not amounts that were paid to the NEOs in the year reported. The actual amount that an NEO will earn will depend on the extent to which long-term incentive goals are achieved and on the then-current market price of Common Stock. The actual value each NEO realized in 2018 from stock awards in prior years is shown in the "Option Exercises and Stock Vested" table on page 53. The amounts in column (d) relate to PSA and RSU opportunities awarded to the NEOs during 2018. The amounts shown reflect the grant date fair value determined in accordance with generally accepted accounting principles under ASC 718, using the same assumptions used in the valuation of compensation expenses disclosed in Note 16 to the Company's Consolidated Financial Statements contained in the 2018 Annual Report on Form 10-K, but based on a modeled probability of reaching performance goals and excluding the effect of estimated forfeitures. This estimated value was calculated by our consultant Mercer using a Monte-Carlo simulation model that used an underlying Black-Scholes methodology. The grant date fair value is the total amount that we will recognize as an expense over the awards' vesting period, except that the amounts shown do not include a reduction for forfeitures. The amounts shown in column (d) for 2018 are comprised of the following:

	RSUs	PSAs*
Alan R. Hodnik	$303,120	$988,141
Robert J. Adams	$84,885	$276,693
Bradley W. Oachs	$72,769	$237,178
Bethany M. Owen	$66,711	$217,377
Patrick K. Mullen	$36,348	$118,546
Deborah A. Amberg	$60,653	$197,663
* The maximum grant date fair value for each NEO's unearned 2018 PSAs, assuming the highest level of performance were to be achieved, is as follows: Mr. Hodnik—$1,976,282, Mr. Adams—$553,386,
Mr. Oachs—$474,356, Ms. Owen—$434,754, Mr. Mullen—$237,092, and Ms. Amberg—$395,326.
3 The amounts in column (e) reflect annual incentive awards earned in 2018 and paid in 2019. The amounts shown include any portion of the award that was deferred at the NEO's election. Ms. Amberg's award was prorated to reflect her separation from service on November 28, 2018.

[4]
The amounts shown in column (f) represent the actuarial increase during 2018 in the value of retirement benefits earned by each NEO under our retirement plans, which are described in detail beginning on page 54, and were not paid to the NEOs in the year reported.

5 The amounts in column (g) for 2018 are comprised of the following:

	Company RSOP Contributions, Flexible Compensation Benefits, and Life Insurance Premiums	Company Contributions Under SERP II	Acceleration of Outstanding Equity Awards in Connection with Retirement*	Payments in Connection with Separation from Service**
Alan R. Hodnik	$50,783	$81,422	—	—
Robert J. Adams	$49,297	$22,035	—	—
Bradley W. Oachs	$49,405	$22,463	—	—
Bethany M. Owen	$40,719	$12,013	—	—
Patrick K. Mullen	$45,148	$8,567	—	—
Deborah A. Amberg	$40,536	$15,200	$163,693	$396,369
* Ms. Amberg's employment ended on November 28, 2018, resulting in an accelerated vesting of the following outstanding RSU grants: 1,183 RSUs granted in January 2016, 593 RSUs granted in January 2017, and 265 RSUs granted in January 2018. Dividend equivalent shares also vested in connection with each grant. Ms. Amberg's receipt of these shares is subject to a non-elective, six-month deferral. The value of the accelerated vesting was calculated by multiplying the exact (non-rounded) number of shares acquired on vesting by the closing price of Common Stock on November 28, 2018.
**Amount shown was paid or accrued in connection with a separation agreement between the Company and Ms. Amberg as follows: (1) a lump-sum payment of $344,866; (2) $36,503 for 18 months of Company-paid health care premiums and life insurance premiums, of which $7,916 is for amounts actually paid through March 2019, and the remainder reflects a reasonable estimate of the additional amounts to be paid; (3) $10,000 for outplacement services; and (4) $5,000 for tax consulting and financial planning services.

The following Grants of Plan-Based Awards table shows the range of each NEO's annual and long-term incentive award opportunities granted for the fiscal year ended December 31, 2018. The narrative following the table describes the terms of each incentive award.

Grants of Plan-Based Awards–2018
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Award Type[1]	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards[3]
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Alan R. Hodnik
Annual Incentive	01/22/18	$283,948	$630,995	$1,261,990	—	—	—	—	—
PSAs	01/22/18	—	—	—	5,739	11,478	22,956	—	$988,141
RSUs	01/22/18	—	—	—	—	—	—	4,203	$303,120
Robert J. Adams
Annual Incentive	01/22/18	$96,255	$213,900	$427,800	—	—	—	—	—
PSAs	01/22/18	—	—	—	1,607	3,214	6,428	—	$276,693
RSUs	01/22/18	—	—	—	—	—	—	1,177	$84,885
Bradley W. Oachs
Annual Incentive	01/22/18	$85,693	$190,428	$380,856	—	—	—	—	—
PSAs	01/22/18	—	—	—	1,378	2,755	5,510	—	$237,178
RSUs	01/22/18	—	—	—	—	—	—	1,009	$72,769
Bethany M. Owen
Annual Incentive	01/22/18	$66,320	$147,378	$294,756	—	—	—	—	—
PSAs	01/22/18	—	—	—	1,263	2,525	5,050	—	$217,377
RSUs	01/22/18	—	—	—	—	—	—	925	$66,711
Patrick K. Mullen
Annual Incentive	01/22/18	$51,788	$115,085	$230,170	—	—	—	—	—
PSAs	01/22/18	—	—	—	689	1,377	2,754	—	$118,546
RSUs	01/22/18	—	—	—	—	—	—	504	$36,348
Deborah A. Amberg
Annual Incentive[4]	01/22/18	$54,316	$137,946	$275,892	—	—	—	—	—
PSAs[5]	01/22/18	—	—	—	1,148	2,296	4,592	—	$197,663
RSUs[6]	01/22/18	—	—	—	—	—	—	841	$60,653

[1]
2018 annual incentive awards for all NEOs, except Mr. Hodnik and Mr. Adams, were made under the AIP. Annual awards for Mr. Hodnik and Mr. Adams were made under the LTIP. PSAs and RSUs were granted under the LTIP for all NEOs.

[2]	Actual awards earned are shown in column (e) of the Summary Compensation Table on page 47.

[3]
Reflect the grant date fair value determined in accordance with generally accepted accounting principles under ASC 718, using the same assumptions used in the valuation of compensation expense disclosed in Note 16 to the Company's Consolidated Financial Statements contained in the 2018 Annual Report on Form10-K, but based on a modeled probability of reaching performance goals and excluding the effect of estimated forfeitures. Amounts shown for PSAs and RSUs are the values of the awards for accounting purposes. The value an NEO realizes from performance shares will depend on actual Common Stock performance relative to the peer company group, discussed on page 40 and the market price of Common Stock. The value an NEO realizes from RSUs depends on the market value of Common Stock at the time of vesting.

[4]
Calculated as of the grant date and assumed that Ms. Amberg would remain employed for all of 2018. Ms. Amberg's actual award, shown in column (e) of the Summary Compensation Table on page 47, was based on actual 2018 results but prorated to reflect that her employment ended on November 28, 2018.

[5]	Calculated as of the grant date and assumed that Ms. Amberg would remain employed for the full performance period.

[6]	Calculated as of the grant date and assumed that Ms. Amberg would remain employed for the full RSU vesting period.
Ms. Amberg's employment ended on November 28, 2018, resulting in an accelerated vesting of outstanding RSU grants and dividend equivalent shares associated with those grants. Ms. Amberg's receipt of these shares is subject to a non-elective, six-month deferral. Amounts she will receive are included in column (g) of the Summary Compensation Table on page 47.

GRANTS OF PLAN-BASED AWARDS DISCUSSION
________________________________________________________________

The Company's 2018 incentive awards for all NEOs consisted of an annual incentive opportunity and a long-term incentive opportunity allocated between PSAs and RSUs.

Annual Incentive Opportunity
Annual incentive awards are discussed in detail in the Compensation Discussion and Analysis section beginning on page 27. 2018 annual incentive goal weightings, reflected in columns (c), (d), and (e) of the Grants of Plan-Based Awards table on page 49, are as follows:

•
Threshold amount shown in column (c)—the minimum annual incentive award, ranging from 15.75 percent to 45 percent of base salary as of December 31, 2018, that would be payable if net income, cash from operating activities, and strategic goals were achieved at threshold and there was no progress on operational and values goals.

•
Target amount shown in column (d)—the target annual incentive award, ranging from 40 percent to 100 percent of base salary as of December 31, 2018, that would be payable if net income, cash from operating activities, strategic goals, and operational and values goals all were achieved at the target level.

•
Maximum amount shown in column (e)—maximum annual incentive award, ranging from 80 percent to 200 percent of base salary as of December 31, 2018, that would be payable if net income, cash from operating activities, strategic goals, and operational and values goals were achieved at the superior level.

Goal achievements that fall between threshold and superior are interpolated on a straight-line basis.

The amounts shown in column (e) of the Summary Compensation Table on page 47 include annual incentive awards earned in 2018 at 115.2 percent of target for all NEOs, except Ms. Amberg. As discussed beginning on page 37, Ms. Amberg's annual incentive opportunity was weighted 25 percent to ALLETE's goals and 75 percent to SWL&P's goals, resulting in an incentive award earned in 2018 at
95 percent of her target. Annual incentive award amounts, expressed as a percentage of the NEO's base salary, ranged from 35 percent to 115 percent.

Each NEO may elect to receive his or her annual incentive award in cash, or to defer some or all of the awards in accordance with SERP II. NEOs who retire, die, or become disabled during the year remain eligible to receive a prorated annual incentive award, based on actual results at the end of the year. NEOs who terminate employment for any other reason forfeit any annual incentive award. In the event of a change in control, annual incentive awards would be calculated as if the end of the performance year had occurred, based on the Company's performance at the time of the change in control. Any awards earned would be prorated based on the number of months in the performance year which had elapsed as of the time of the change in control.

PSAs
The PSAs for the three-year performance period beginning January 1, 2018, are reflected in the Grants of Plan-Based Awards table on page 49. Specifically, the amounts shown in column (f), (g), and (h) reflect the following:

•
Threshold amount shown in column (f)—the minimum 2018 PSA payable, set at 50 percent of the target amount, which would be earned if ALLETE's TSR percentile ranking for the three-year performance period was at the 30th percentile among the peer group. If our TSR percentile ranking fell below threshold among the peer group, no PSAs would be paid.

•	Target amount shown in column (g)—the target PSA payable, which would be earned if ALLETE's TSR percentile ranking was at the 50th percentile among the peer group.

•
Maximum amount shown in column (h)—the maximum PSA payable, set at 200 percent of the target amount, which would be earned if ALLETE's TSR percentile ranking for the three-year performance period was at the 85th percentile or higher among the peer group.

PSAs are earned as a result of TSR percentile rankings that fall between threshold and maximum, which are interpolated on a straight-line basis.

Dividend equivalents accrue during the performance period and allow NEOs to receive the value of dividends that would have been paid on Common Stock between the grant date and the date the performance shares are paid, but only if performance goals are achieved. If earned, performance shares and dividend equivalents are paid in Common Stock after the end of the performance period. An NEO who retires, dies, or becomes disabled during the performance period remains eligible to receive a prorated payment of performance shares. Upon a change in control, PSAs would immediately vest and be paid out on a prorated basis, including dividend equivalents, at the greater of the target level or the level earned based on the actual TSR ranking as of the date of the change in control. The grant date fair value, based on a modeled probability of reaching performance goals for performance shares awarded to each NEO, is included in the amounts shown in column (d) of the Summary Compensation Table on page 47.

Performance shares awarded for the 2017-2019 and 2018-2020 performance periods remain unearned unless the performance goals are achieved at the end of the performance periods. The performance shares awarded to each NEO for those periods are shown in column (d) of the Outstanding Equity Awards at Fiscal Year-End table on page 52. The estimated market value of the unearned performance shares, assuming superior performance in the case of the 2017-2019 and the 2018-2020 performance periods, is shown in column (e) of that table. The actual value to the NEOs, if any, will be determined at the end of the performance periods based on the Company's actual TSR ranking for the three-year performance periods.

During the 2016-2018 performance period, the Company's shareholders realized a TSR of 65.1 percent, ranking us in the 81st percentile of the company peer group and resulting in payout of 188.6 percent of target performance. Earned performance shares are included in column (b) of the Outstanding Equity Awards at Fiscal Year-End table on page 52.

The Summary Compensation Table on page 47 reflects in column (d) the grant date fair value of the PSAs granted in the year in which the three-year performance period commenced. The number of shares of Common Stock that each NEO will earn pursuant to the 2018 PSA grant will be based on the Company's TSR percentile ranking within an EEI company peer group at the end of the performance period. The TSR peer group and other PSA design terms are discussed in the Compensation Discussion and Analysis section beginning on page 39.

RSUs
The number of RSUs awarded to the NEOs in 2018 is shown in column (i) of the Grants of Plan-Based Awards table on page 49. Each RSU entitles the NEO to receive one share of Common Stock when the unit vests at the end of a three-year period. The RSUs granted in 2018 will vest on December 31, 2020. The NEOs must remain employed by the Company at the time RSUs vest to receive the Common Stock. Dividend equivalents accrue during the vesting period. Dividend equivalents allow the NEOs to receive the value of dividends that would have been paid on Common Stock during the vesting period, but only if the RSUs vest. RSUs and dividend equivalents are paid in Common Stock after the end of the vesting period. Upon an NEO's retirement, disability, or death, a prorated number of the RSUs would immediately vest. In the event of a change in control, restrictions in RSU grants will be deemed to have expired upon the change in control and a prorated number of the RSUs would immediately vest, unless the RSU grant is fully assumed by the successor corporation. If the RSU grant were to be fully assumed, a prorated number of RSUs would immediately vest if the NEO's employment were terminated by the successor corporation for reasons other than cause within 18 months of the change in control.

The full grant date fair value for RSUs awarded to each NEO is included in the amount shown in column (d) of the Summary Compensation Table on page 47. The number of unvested RSUs outstanding at the end of 2018, including dividend equivalents, is shown in column (b) of the following Outstanding Equity Awards at Fiscal Year-End table, while the value of the award as of December 31, 2018, is shown in column (c).

RSUs are also discussed in the CD&A section on pages 39 and 41.

Outstanding Equity Awards at Fiscal Year-End–2018
(a)	(b)	(c)	(d)	(e)
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested[1]	Market Value of Shares or Units of Stock That Have Not Vested[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[3]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested[4]

Alan R. Hodnik	45,016	$3,431,120	54,752	$4,173,197
Robert J. Adams	7,481	$570,202	13,560	$1,033,543
Bradley W. Oachs	7,189	$547,946	11,960	$911,591
Bethany M. Owen	3,591	$273,706	10,862	$827,902
Patrick K. Mullen	3,583	$273,096	6,570	$500,765
Deborah A. Amberg	6,112	$465,857	4,965	$378,432

[1]
The amounts in column (b) for all NEOs except Ms. Amberg, are comprised of the following: (i) the performance shares earned for the 2016-2018 performance period that the NEOs received in Common Stock on February 1, 2019, and (ii) RSUs granted on January 20, 2016, January 23, 2017, and January 22, 2018, plus dividend equivalents. RSUs vest over a three-year period provided the NEO continues to be employed by the Company. For Ms. Amberg, the amount reflects only the performance shares earned for the 2016-2018 performance period and received in Common Stock on February 1, 2019.

[2]	The amounts in column (c) were calculated by multiplying the number of shares and units in column (b) by $76.22, the closing price of Common Stock on December 31, 2018.

[3]
The amounts in column (d) represent the Common Stock that would be payable for outstanding PSAs if superior performance were achieved for the 2017-2019 and 2018-2020 performance periods (a TSR ranking of 85th percentile among the peer group comprised of EEI Stock Index companies as described on page 40). If the performance period had ended on December 31, 2018, performance shares would have been paid for the 2017-2019 performance period at

134 percent and at 120.3 percent for the 2018-2020 performance period. The amount shown for Ms. Amberg reflects the reduced (prorated) amount for which she remained eligible on December 31 given that her employment ended on
November 28, 2018.

[4]	The amounts in column (e) were calculated by multiplying the number of shares and units in column (d) by $76.22, the closing price of Common Stock on December 31, 2018.

Option Exercises and Stock Vested–2018
(a)	(b)	(c)
	Stock Awards
Name	Number of Shares Acquired on Vesting[1]	Value Realized on Vesting[2]
Alan R. Hodnik	4,532	$319,778
Robert J. Adams	499	$35,209
Bradley W. Oachs	755	$53,273
Bethany M. Owen	332	$23,426
Patrick K. Mullen	332	$23,426
Deborah A. Amberg	3,048	$234,742

[1]
The amounts reflect the RSUs that vested at the end of the 2015-2017 vesting period, which were paid in Common Stock on February 1, 2018. All numbers shown have been rounded to the nearest whole share, whereas actual Common Stock payments included fractional shares. Ms. Amberg's total amount also includes 1,183 RSUs granted on January 22, 2016, 593 RSUs granted on January 23, 2017, and 265 RSUs granted on January 22, 2018, all of which vested in connection with her separation from service on

November 28, 2018, but have not been paid because they are subject, under Tax Code Section 409A, to a non-elective, six-month delay. Ms. Amberg's vested but not yet paid RSUs will continue to earn dividend equivalents until they are paid.

[2]
The value realized on vesting (shown in column (c)) is calculated by multiplying the number of shares acquired on vesting (as shown in column (b)) by $70.56, the closing price of Common Stock on the February 1, 2018 payment date, except that the portion of Ms. Amberg's RSUs that vested in 2018 in connection with her separation from service but have not yet been paid are valued using $80.20, the closing price of Common Stock on November 28, 2018.

Pension Benefits–2018
(a)	(b)	(c)	(d)	(e)
Name	Benefit Plan	Number of Years Credited Service[1]	Present Value of Accumulated Benefit[2]	Payments During Last Fiscal Year
Alan R. Hodnik	Nonunion Pension Plan	11.75	$396,812	—
	Union Pension Plan	12.75	$960,368	—
	SERP II	36.75	$5,916,459	—
Robert J. Adams	Nonunion Pension Plan	19.67	$565,298	—
	SERP II	31.92	$639,086	—
Bradley W. Oachs	Nonunion Pension Plan	17.08	$624,559	—
	SERP II	29.25	$842,639	—
Bethany M. Owen	Nonunion Pension Plan	4.42	$102,012	—
	SERP II	16.50	$153,117	—
Patrick K. Mullen	Nonunion Pension Plan	15.92	$431,056	—
	SERP II	28.08	$278,888	—
Deborah A. Amberg	Nonunion Pension Plan	16.25	$440,331	$1,941
	SERP II	28.25	$818,917	—

[1]
The numbers in column (c) for SERP II reflect actual years of service with the Company. No service has been credited under nonunion defined-benefit pension plan since September 30, 2006. Mr. Hodnik's credited service under the union defined-benefit pension plan reflects the actual years that he was a participant in the plan.

[2]
For the NEOs, except for Ms. Amberg, the amounts shown in column (d) represent the discounted net present value of the annual annuity payments to which each NEO would be entitled at retirement assuming he or she retires at age 62, the earliest age at which NEOs can receive unreduced pension benefits. Because Ms. Amberg was retirement eligible when her employment ended on November 28, 2018, the amounts shown for her represent the discounted net present value of the annuity payments paid on her behalf after her employment ended. In addition to retirement age, the following assumptions were used to calculate the present value of accumulated benefits: discount rate of 4.39 percent; cost of living adjustment of 1.9 percent; and female spouses are assumed to be three years younger than male spouses. The amounts reflect the accumulated pension benefits over the years of credited service shown for each plan.

PENSION BENEFITS DISCUSSION
________________________________________________________________

ALLETE's nonunion defined-benefit pension is intended to be tax-qualified and covers some of our nonunion employees, including the NEOs. Pension benefits are calculated based on years of service and final average earnings. As a result of a company-wide nonunion benefit change, no employee, including any NEO, accrued additional credited service for nonunion pension benefits after September 30, 2006. In 2018, additional changes were made to nonunion employees' pension benefits to freeze final average earnings as of November 30, 2018. The nonunion pension benefit is calculated as a life annuity using the following formula:

0.8%	×	(years of credited service from July 1, 1980 through September 30, 2006)	×	final average earnings through November 30, 2018*
plus (for NEOs hired before July 1, 1980):
10%	+	(1% × years of credited service prior to July 1, 1980)	×	final average earnings through November 30, 2018*

* Final average earnings includes the highest consecutive 48 months of salary in the fifteen-year period ending on November 30, 2018.

Mr. Hodnik is also entitled to a union defined-benefit pension based on positions he previously held with the Company. Union pension benefits are designed to be tax-qualified and cover the majority of our union employees. Mr. Hodnik's credited service for purposes of his union defined-benefit pension reflects the actual years that he was a participant in the union pension plan. This benefit is calculated as a life annuity using the following formula:

10%	+	(1% × years of credited service)	×	final average earnings through November 30, 2018*

* Final average earnings includes the highest consecutive 48 months of salary in the ten-year period ending on November 30, 2018.

The remaining terms of union pension benefits are substantially the same as the terms of the nonunion pension benefits (and are collectively referred to as the "Retirement Plans").

Normal retirement age under the Retirement Plans is age 65 with at least five years of continuous service with the Company. NEOs become eligible for an unreduced early-retirement benefit at age 62 if they have at least 10 years of continuous service, or at age 58 if they have at least 40 years of continuous service. NEOs are first eligible for a reduced early-retirement benefit at age 50 with at least 10 years of continuous service. Early-retirement benefits are calculated by reducing the retirement benefit by 4 percent for each year and partial year between age 62 and the early-retirement benefit commencement age. Each NEO is currently eligible to receive early-retirement benefits.

The normal form of benefit payment under the nonunion pension plan for a married participant is a life annuity with a 60 percent surviving spouse benefit. The normal form benefit payment under the union pension plan for a married participant is a life annuity with a 50 percent surviving spouse benefit. The normal form of payment for single participants under both Retirement Plans is a life annuity. At normal retirement age, each optional form of benefit payment is the actuarial equivalent of the normal form of benefit payment for both Retirement Plans. The Retirement Plans do not provide for lump sum distributions unless the lump sum equivalent value is $10,000 or less. Once pension benefit payments have commenced, the benefit adjusts in future years to reflect changes in cost of living, with a maximum adjustment of 3 percent per year.

The Tax Code limits both the annual earnings that may be considered in calculating benefits under the Retirement Plans and the annual benefit amount that the Retirement Plans may deliver to an NEO. The SERP plans are designed to provide supplemental pension benefits, paid out of general Company assets, to eligible executives including the NEOs, in amounts sufficient to maintain total pension benefits upon retirement at the level that would have been provided by our Retirement Plans if benefits were not restricted by the Tax Code.

The SERP formula is calculated as follows:

0.8%	×	(years of credited service from July 1, 1980 through retirement or, if earlier, December 31, 2018)	×	SERP final average earnings*
plus, for NEOs hired before July 1, 1980:
10%	+	(1% x years of credited service prior to July 1, 1980)	×	SERP final average earnings*

* SERP final average earnings includes the sum of the NEO's (i) annual salary in excess of the Tax Code limits imposed on nonunion qualified retirement benefits and (ii) annual incentive awards over the highest consecutive 48-month period. The highest consecutive 48-month period for (i) and (ii) above can be different; both, however, must fall within the last 15 years of service.

The present value of each NEO's SERP pension benefit as of December 31, 2018, is shown in the Pension Benefits table on page 53. The 2018 increase in the SERP II pension benefit value for each NEO is included in column (f) of the Summary Compensation Table on page 47.

Each NEO has elected a date when his or her SERP retirement benefit payments will commence and has elected the form of benefit payment. The normal form of payment for SERP II is a 15-year annuity. The optional forms of payment for SERP II benefits are a life annuity or a lump sum, each of which is actuarially equivalent to the normal form of payment.

SERP II benefits vest and become payable only if the NEO (i) retires after reaching age 50 with 10 years of service, (ii) becomes disabled after reaching age 50 with 10 years of service, or (iii) reaches age 50 after becoming disabled with 10 years of service. Vested SERP II benefit payments commence upon the earlier of retirement or disability, or if a disability occurs prior to vesting, the earlier of attaining age 65 or the date of death. Payment of the SERP II benefits accrued after December 31, 2004 would be accelerated and paid as a lump sum upon a termination of employment in connection with a change in control.

In all other respects, the eligibility requirements for SERP retirement benefits and the calculation of SERP early retirement benefits are the same as Retirement Plan A's eligibility requirements and early retirement benefits discussed above. As of December 31, 2018, all NEOs have vested SERP retirement benefits.

Non-Qualified Deferred Compensation–2018
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Plan	Executive Contributions in 2018[1]	Company Contributions in 2018[2]	Aggregate Earnings in 2018[3]	Aggregate Withdrawals or Distributions in 2018	Aggregate Balance as of December 31, 2018[4]
Alan R. Hodnik	SERP I	—	—	$(6,656)	—	$348,187
	SERP II	$31,550	$808,328	$(74,058)	—	$2,308,245
Robert J. Adams	SERP I	—	—	$(5,759)	—	$121,606
	SERP II	—	$22,035	$(5,799)	—	$83,803
Bradley W. Oachs	SERP I	—	—	$(2,461)	—	$49,406
	SERP II	$11,384	$22,463	$(28,733)	—	$728,214
Bethany M. Owen	SERP I	—	—	$(8,264)	—	$67,606
	SERP II	—	$12,013	$(14,353)	—	$122,285
Patrick K. Mullen	SERP I	—	—	$(15,080)	—	$192,082
	SERP II	—	—	$(36,776)	—	$546,898
Deborah A. Amberg	SERP I	—	—	$939	$70,328	$17,453
	SERP II5	—	—	$(4,681)	—	$964,849

[1]
The amounts shown in column (c) includes the salary that was earned (as reported in column (c) of the Summary Compensation Table on page 47) and deferred in 2018: Mr. Hodnik—$31,550, and Mr. Oachs—$11,384.

[2]
The amounts shown in column (d) includes the following: (i) SERP annual make-up award that was earned in 2018 and automatically deferred in 2019 (reported in column (g) of the Summary Compensation Table on page 47):

Mr. Hodnik—$81,422, Mr. Adams—$22,035, Mr. Oachs—$22,463, and Ms. Owen—$12,013; and (ii) for Mr. Hodnik, the amount reflects $726,906 of the 2018 annual incentive award that was automatically deferred in 2019 (reported in column (e) of the Summary Compensation Table on page 47).

[3]	The amounts in column (e) represent unrealized and realized gains or losses based on the crediting rates associated with the investment funds selected by each NEO.

[4]
The aggregate balances shown for SERP II include compensation that was earned and deferred in 2016 and 2017, and reported in the Summary Compensation Table under the applicable year in the following cumulative amounts:

Mr. Hodnik—$612,361, Mr. Adams— $12,126, Mr. Oachs—$179,083, and Ms. Amberg—$166,733. These amounts have since been adjusted for investment performance (i.e., earnings and losses) and deferrals credited during 2018. The aggregate balances shown for the SERP I include compensation that was previously earned and reported in the Summary Compensation Table prior to 2009; those balances have been adjusted subsequently for investment performance.
5 In connection with her separation from service on November 28, 2018, Ms. Amberg will receive SERP II distributions beginning in 2019; she received no SERP II distributions in 2018 because they are subject, under Tax Code Section 409A, to a non-elective, six-month delay. Ms. Amberg will earn interest on her SERP II balance until it is distributed in full.

ALLETE provides a supplemental defined contribution benefit and a deferral account benefit to the NEOs. The SERP II supplemental defined contribution benefit provides a benefit that is substantially equal to the benefit the NEO would have been entitled to receive if the Tax Code did not impose limitations on the types and amounts of compensation that can be included in the benefit calculations under the ALLETE and Affiliated Companies Flexible Compensation Plan and the RSOP. Annually, each NEO may elect to defer to a SERP II deferral account, on a before-tax basis, some or all of his or her salary and annual incentive award. NEOs whose base salary is below the tax-qualified benefit plan's annual compensation limits may also elect to defer some or all of the SERP II defined contribution benefit. NEOs can select among different crediting rates to apply to deferral balances under the SERP Plans, which primarily match the investment options available to all employees under the RSOP. These investment options include mutual funds and similar investments. The NEOs may change their investment elections at any time. The amount of the 2018 SERP II defined contribution benefit received by each NEO is included in column (h) of the Summary Compensation Table on page 47. The aggregate amount each NEO elected to defer and the amount that the Company contributed to the SERP II in 2018 are shown in the Non-Qualified Deferred Compensation table above.

Each NEO has elected a date when benefit payments from his or her SERP I and SERP II deferral accounts will commence and has elected the form of benefit payment. Generally, SERP I and SERP II deferral account benefit payments will not begin earlier than the elected commencement date. However, for contributions made prior to January 1, 2005, the full SERP I deferral account balance will be paid prior to the scheduled commencement date to any NEO who is not retirement eligible under the pension plans to retire at the time he or she terminates employment with the Company. In addition, an NEO may request an early distribution of some or all of his or her SERP I deferral account balance upon a demonstrated severe financial need or, at any time prior to the elected commencement date, may elect an early withdrawal of contributions made to his or her account prior to January 1, 2005, subject to a
10 percent early withdrawal penalty.

An NEO is not allowed to elect to receive an early withdrawal of amounts contributed after December 31, 2004 to his or her SERP II deferral account, except that he or she may request early withdrawal in the event of an unforeseen emergency, which request is subject to the approval of the ECC. Contributions made to a SERP II deferral account after December 31, 2004, will be paid in full upon a termination of the NEO's employment in connection with a change in control.

An NEO may elect to receive his or her SERP deferral account balance in the form of either a lump sum payment or monthly installments over a 5-, 10-, or 15-year period, or a combination of lump sum payment and monthly installments.

The NEOs SERP balances for deferrals made on or before December 31, 2018, will receive a fixed 7.5 percent annual interest crediting rate until paid in full; balance for deferrals made on or after
January 1, 2019, will be will be credited or debited with notional gains or losses until the balance has been paid in full.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
_________________________________________________________________

The CIC Severance Plan covers each NEO. Under the CIC Severance Plan, a change in control generally means any one of the following events:

•	Acquisition of more than 50 percent of the total fair market value or total voting power of Common Stock by any person, entity, or group acting together;

•	Acquisition in any 12-month period of 40 percent or more of the Company's assets by any person, entity, or group acting together;

•	Acquisition in any 12-month period of 30 percent or more of the total voting power of Common Stock by any person, entity, or group acting together; or

•
A majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of appointment or election.

Each NEO is entitled to receive specified benefits in the event his or her employment is involuntarily terminated during the period beginning six months before and ending two years after a change in control. An involuntary termination is deemed to occur if (i) the Company terminates the employment of the NEO other than for cause, or (ii) the NEO resigns from his or her employment with good reason. Cause generally includes reasons such as failure to perform duties, willful misconduct, or felony convictions. Good reason generally means a material reduction in the NEO's responsibilities or authority; a material reduction in his or her supervisory responsibilities or authority; a material reduction in base salary, incentive compensation, or other benefits; a material breach by the Company of an agreement under which an NEO provides services; or reassignment to another geographic location more than 50 miles from the NEO's current job location.

Under the CIC Severance Plan, all NEOs would be entitled to receive a lump sum severance payment of 2.5 times their annual compensation as of December 31, 2018. Annual compensation includes base salary and an amount representing a target award under the annual incentive in effect for the year of termination. The CIC Severance Plan has a modified severance payment cap that limits payments to a level below the safe harbor amount provided by Tax Code Section 280G if the NEO would retain a greater after-tax amount than the after-tax amount that would be retained if the Company paid an unreduced benefit that was subject to the excise tax.

The AIP and LTIP also have change in control features. Under the AIP, in the event of a change in control (as defined in the AIP), any award earned based on actual results as of the date of the change in control will be prorated based on the number of months in the performance year elapsed as of the date of the change in control. Under the LTIP, in the event of a change in control (as defined in the LTIP), restrictions in RSU grants would be deemed to have expired upon the change in control and a prorated number of the RSUs would immediately vest, unless the RSU grants were fully assumed by the successor corporation. If the RSU grants were fully assumed, a prorated number of RSUs would immediately vest if the NEO's employment was terminated by the successor corporation for reasons other than cause within 18 months of the change in control. If a change in control were to occur, PSAs would immediately pay out on a prorated basis at the greater of target level or the level earned based on then-current actual TSR ranking.

As a condition of receiving payments under the CIC Severance Plan, participants must sign a waiver of potential claims against the Company and must agree not to disclose confidential information, engage in any business in competition with the Company for a period of one year, recruit any employee or Director of the Company for employment for a period of two years, or publicly criticize the Company.

Estimated Potential Payments Upon Termination Associated with a Change in Control
The table below illustrates the value that would have been received by the NEO if a change in control had occurred on December 31, 2018, and if, as a result, the NEO's employment had been terminated on the same date. Ms. Amberg is not included in the table because she left service on November 28, 2018.

	Mr. Hodnik	Mr. Adams	Mr. Oachs	Ms. Owen	Mr. Mullen
Severance Payment[1]	$3,161,040	$1,429,426	$1,428,796	$1,108,165	$929,531
Annual Incentive Plan[2]	—	—	—	—	—
Performance Shares[3]	$3,560,290	$630,337	$598,765	$347,919	$254,022
Unvested RSUs[4]	$372,244	$88,498	$78,876	$71,399	$44,651
SERP II Pension[5]	—	—	—	—	—
SERP II Defined Contribution[5]	—	—	—	—	—
Benefits[6]	$69,870	$56,310	$56,580	$35,660	$33,570
Outplacement Services[7]	$25,000	$25,000	$25,000	$25,000	$25,000
Total Payments[8]	$7,188,444	$2,229,571	$2,188,017	$1,588,143	$1,286,774

[1]
The values for severance payments were calculated based on December 31, 2018, base salary, target annual incentive, and the applicable severance benefit multiple of salary. Under the CIC Severance Plan, if payments constitute "excess parachute payments" within the meaning of Tax Code Section 280G, the payments would be reduced only if the executive would receive a greater net after-tax benefit than he or she otherwise would receive with no reduction in payments. The amounts shown above reflect no such reductions.

[2]	The performance period ended on December 31, 2018. Therefore, no benefit acceleration would have occurred under this scenario.
3 Outstanding performance shares for the 2016-2018, 2017-2019, and 2018-2020 performance periods would accelerate under this scenario. Under the LTIP, if a change in control occurs, performance shares would be paid on a prorated basis based on the greater of actual performance or target as of December 31, 2018. The award values shown assume performance shares would be prorated, as applicable, as of December 31, 2018 and paid as follows: at 188.6 percent of target for the 2016-2018 performance period; at 134 percent of target for the 2017-2019 performance period; and at 120.3 percent of target for the 2018-2020 performance period. Award values were based on the $76.22 closing price of Common Stock on December 31, 2018.

[4]	The award values for RSUs were calculated and prorated as of the date of the change in control using $76.22, the closing price of Common Stock on December 31, 2018.

[5]	The CIC Severance Plan does not provide for any additional age or service credit for supplemental executive retirement benefits.

[6]
The values for benefit payments were based on the applicable severance multiplier times the sum of (i) medical, dental, and basic group term life insurance benefit premiums, and (ii) Company contributions under the Flexible Compensation Plan.

[7]
The Company will pay outplacement service providers directly up to the amount shown for the cost of outplacement services provided to the NEOs. No amount will be paid unless the NEO chooses to utilize outplacement services within the time frame specified in the CIC Severance Plan.

[8]
The CIC Severance Plan provides that if payments are delayed as a result of Tax Code Section 409A, interest is required to be paid at the short-term applicable federal rate. The amounts shown exclude interest.

Estimated Potential Payments Upon Termination Due to Retirement, Disability, or Death
NEOs would become entitled to a prorated PSA after their retirement, disability, or death if TSR performance goals are achieved at the conclusion of the three-year performance period. The LTIP also provides for immediate, accelerated vesting of RSUs, on a prorated basis, upon an NEO's retirement, disability, or death. The following table illustrates the value the NEOs would have received in connection with accelerated vesting and payments triggered by a retirement, disability, or death, had the event occurred on December 31, 2018. The amount shown for Ms. Amberg reflects what she received, or is eligible to receive, in connection with her employment ending on November 28, 2018.

	Mr. Hodnik	Mr. Adams	Mr. Oachs	Ms. Owen	Mr. Mullen	Ms. Amberg
Annual Incentive[1]	—	—	—	—	—	—
Performance Shares[2]	$3,560,290	$630,337	$598,765	$347,919	$254,022	$734,661
Unvested RSUs[3]	$372,244	$88,498	$78,876	$71,399	$44,651	$163,675
Severance[4]	—	—	—	—	—	396,369
Total Payments	$3,932,534	$718,835	$677,641	$419,318	$298,673	$1,294,705

[1]	Because the performance period ended on December 31, 2018, no acceleration of benefits would have occurred.

[2]
Outstanding performance shares for the performance periods 2016-2018, 2017-2019, and 2018-2020 would be earned on a prorated basis under this scenario if TSR performance goals were achieved at the conclusion of each three-year performance period. The award values shown assume performance shares would have been earned based on TSR performance of 188.6 percent of target for the 2016-2018 performance period, 134 percent of target for the 2017-2019 performance period, and 120.3 percent of target for the 2018-2020 performance period through December 31, 2018. For all NEOs except Ms. Amberg, award values were calculated using $76.22, the closing share price on December 31, 2018.

Ms. Amberg separated from service on November 28, 2018, and was eligible to receive a prorated payment if the LTIP performance targets were achieved. Ms. Amberg's grant for the 2016-2018 performance period was prorated at 35/36, her grant for the 2017-2019 performance period was prorated at 23/36, and her grant for the 2018-2020 performance period was prorated at 11/36. Ms. Amberg's award values were calculated using $80.20, the closing share price on
November 28, 2018.

[3]
For all NEO's except Ms. Amberg, the award values for RSUs were calculated and prorated based on the $76.22 closing share price on December 31, 2018. Ms. Amberg's outstanding RSUs vested on a pro rata basis when her employment ended on November 28, 2018. Ms. Amberg's 2016 grant was prorated at 35/36, 2017 grant at 23/36, and her 2018 grant was prorated at 11/36. Ms. Amberg's award values were calculated using $80.20, the closing share price on

November 28, 2018.

[4]
Amount shown was paid or accrued in connection with a separation agreement between the Company and Ms. Amberg as follows: (1) a lump-sum payment of $344,866; (2) 18 months of Company-paid health care premiums and life insurance premiums; (3) $10,000 for outplacement services; and (4) $5,000 for tax consulting and financial planning services.

CEO PAY RATIO

Employees drive ALLETE’s success. Our compensation strategy is designed to compensate all employees appropriately and competitively. We consider multiple factors including, market data, job responsibilities, experience, performance, and internal equity when determining employee pay.

Because ALLETE's employee population changed in 2018 enough to result in a change to this CEO pay ratio disclosure, we identified a new median employee for 2018. ALLETE's median employee was identified by computing the median annual W-2 Medicare reported wages for all employees, other than the CEO, employed on December 21, 2018, which was the last day of ALLETE's 2018 payroll reporting period. We did not make assumptions, adjustments, or estimates; nor did we annualize compensation for any full-time employee who was not employed for all of 2018. We then calculated the median employee's annual total compensation using the same methodology used to report the NEO's compensation in the Summary Compensation Table on page 47.

The total compensation reported in column (h) of the Summary Compensation Table for Mr. Hodnik in 2018 is $3,493,458. This amount is 36 times that of the median employee’s total compensation of $97,018.

We believe the foregoing pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Securities and Exchange Commission Item 402(u) of Regulation S-K. The SEC rules for identifying the median employee and calculating that employee’s annual total compensation allow companies to make reasonable assumptions and estimates, and to apply a variety of methodologies and exclusions that reflect their compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different compensation practices, may utilize assumptions, adjustments, or estimates, and also may employ different methodologies and exclusions in calculating their own pay ratios.

DIRECTOR COMPENSATION
_________________________________________________________________

The ECC has primary responsibility for developing and evaluating the non-employee Director compensation programs, which are then approved by the Board.

The ECC reviews non-employee Director compensation annually. The ECC receives advise from its independent compensation consultant, Pearl Meyer, to help ensure that non-employee Director compensation is market based, aligned with shareholder interests, and consistent with our compensation principles. Pearl Meyer reviews each director compensation program element and total director compensation, comparing those to director compensation of the same group of peer companies used to evaluate executive compensation. See “Process for Determining Executive Compensation," page 40, for a list of the peer group companies. Pearl Meyer also examines director compensation data from similarly-sized companies in all industries. The ECC reviews Pearl Meyer's benchmarking report and determines whether to recommend to the Board any changes to non-employee Director compensation.

Based on its review and evaluation in 2018, the ECC determined that non-employee Director compensation was below the market median. To align with the Company's focus on competitiveness, however, no changes were implemented to non-employee Director compensation for 2018.

The following table sets forth the non-employee Director compensation earned in 2018:

Director Compensation—2018
(a)	(b)	(c)	(d)
Name	Fees Earned or Paid in Cash[1]	Stock Awards[1,2]	Total
Kathryn W. Dindo	$81,000	$77,000	$158,000
Sidney W. Emery, Jr.	$69,500	$77,000	$146,500
George G. Goldfarb	$71,000	$77,000	$148,000
James S. Haines, Jr.	$81,375	$77,000	$158,375
James J. Hoolihan	$76,167	$77,000	$153,167
Heidi E. Jimmerson	$87,000	$77,000	$164,000
Madeleine W. Ludlow	$80,333	$77,000	$157,333
Susan K. Nestegard	$70,000	$109,083	$179,083
Douglas C. Neve	$78,500	$77,000	$155,500
Robert P. Powers	$72,625	$77,000	$149,625
Leonard C. Rodman	$78,500	$77,000	$155,500

[1]
Mr. Haines, Ms. Jimmerson, Ms. Nestegard, Mr. Neve, and Mr. Powers elected to defer their 2018 stock retainer fees. Mr. Goldfarb and Mr. Rodman elected to defer all Director retainer fees (stock and cash); Ms. Jimmerson elected to defer $71,280 of her cash retainer fees. These amounts were deferred under the Deferral Plan II. Not included in the table are Mr. Hodnik, who received no additional compensation in connection with his Board service, and Ms. Owen, who was elected to the Board in 2019 and who also receives no additional compensation in connection with her Board service.

[2]
Amounts shown in column (c) reflect the grant date fair value of the annual stock retainer paid on June 1, 2018. On that date, each Director received 1,033.141 shares of Common Stock valued based on a share price of $74.53 (the five-day average closing price, including the date that is ten calendar days prior to June 1, 2018). Additionally, for Ms. Nestegard, her amount reflects a prorated stock retainer of 466.124 shares of Common Stock valued based on a share price of $68.83 (the five-day average closing price, including the date that is ten calendar days prior to March 8, 2018). Ms. Nestegard received this prorated stock payment in relation to her election to the Board on January 16, 2018.

Employee Directors receive no additional compensation for their services as Directors. Accordingly, Mr. Hodnik received no additional compensation as a Director or Board Chair in 2018.

Under the terms of the ALLETE Director Stock Plan, ALLETE pays each non-employee Director an annual retainer fee, a portion of which is paid in cash and a portion of which is paid in Common Stock as set forth below:

Non-Employee Director Retainer Fees—2018
	Cash	Stock
Lead Director	$87,000	$77,000
All Other Directors	$62,000	$77,000

In addition, we pay each non-employee Director, other than the Lead Director, an annual cash retainer fee for each committee and chair assignment as set forth below:

Non-Employee Committee Retainer Fees—2018
	Member Fee	Chair (Includes Member Fee)
Audit Committee	$9,000	$19,000
Compensation Committee	$7,500	$15,000
Corporate Governance Committee	$7,500	$12,500

Committee retainer fees are prorated based on the actual term of service per year.

The Lead Director receives her designated cash retainer and the Director stock retainer fee, but does not receive any other committee or chair retainers.

Directors may elect to receive all or part of the cash portions of their retainer fees in Common Stock.

The Company provides a deferral account benefit to the Directors under the terms of the Deferral Plans. On December 31, 2004, the Company froze Deferral Plan I with respect to all deferrals. Effective
January 1, 2005, the Company established Deferral Plan II to comply with Section 409A of the Tax Code. Deferral Plan II governs all cash retainers initially deferred after December 31, 2004. On May 1, 2009, the Board amended Deferral Plan II to permit Directors to elect to defer their stock retainers.

Annually, each Director may elect to defer to a Deferral Plan II cash account some or all of his or her cash retainer fees. Directors can select among different investment crediting rates to apply to deferral cash account balances under the Deferral Plans. These investment options include mutual funds and similar investments. The Directors may change their investment elections at any time. Annually, each Director may elect to defer to a Deferral Plan II stock account some or all of his or her stock retainer fees. Deferred stock retainer fees are credited to a Director's stock account which mirrors the performance of our Common Stock and is credited with dividend equivalents equal to cash dividends that are declared and paid on our Common Stock.

Each Director elects a date when benefit payments from his or her Deferral Plan I and Deferral Plan II accounts will commence and the form of benefit payment. Generally, Deferral Plan I and Deferral Plan II account benefit payments will not begin earlier than the elected commencement date. Directors may, however, request an early distribution of some or all contributions made to his or her Deferral Plan I account prior to January 1, 2005, subject to a 10 percent early withdrawal penalty.

A Director is not allowed to elect to receive an early withdrawal of amounts contributed to his or her Deferral Plan II account after January 1, 2005, except that he or she may request an early withdrawal in the event of an unforeseen emergency, which request is subject to the approval of the ECC.
A Director may elect to receive his or her Deferral Plan cash and stock account balances in the form of either a lump sum payment or annual installments over a 5-, 10-, or 15-year period, or a combination of both. A Director's Deferral Plan cash account balance will be credited or debited with notional gains or losses until the balance has been paid in full. A Director will receive dividend equivalents on his or her Deferral Plan II stock account balance until paid in full.

ITEM NO. 3—RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
_________________________________________________________________

The Audit Committee has selected PricewaterhouseCoopers as the Company's independent registered public accounting firm for the year 2019. PricewaterhouseCoopers has acted in this capacity since October 1963.

While the Audit Committee is responsible for the selection, retention, evaluation of independence and performance, approval of fees and retention terms, oversight, and termination (when appropriate) of the Company’s principal independent accountants, the Audit Committee and Board request that shareholders ratify the selection of PricewaterhouseCoopers as the Company's independent registered public accounting firm as a matter of good corporate practice. The Audit Committee is not required to take any action as a result of the outcome of this vote, but will take it into consideration. Even if the selection is ratified by shareholders, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

A representative of PricewaterhouseCoopers is expected to be present at the 2019 Annual Meeting. The representative will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Board recommends a vote “FOR” ratifying the selection of PricewaterhouseCoopers as the Company's independent registered public accounting firm for 2019.

AUDIT COMMITTEE REPORT
_________________________________________________________________

The Audit Committee is comprised of five non-employee Directors, each of whom has been determined by the Board to be “independent” under ALLETE's Corporate Governance Guidelines, and within the meaning of the rules of both the NYSE and the SEC. The Board has also determined that each member of the Audit Committee is financially literate and that Ms. Dindo, Mr. Goldfarb, and Mr. Neve are each an “audit committee financial expert” within the meaning of the rules of the SEC. The Audit Committee operates pursuant to a written charter. The Audit Committee charter, which was reviewed in January 2019 and last revised in January 2018, is available on the Company's website at www.allete.com/Governance. The Audit Committee assists in the Board's oversight of the integrity of the Company's financial reports, compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, both the internal and external audit processes, and internal controls over financial reporting. The Audit Committee reviews and recommends to the Board that the audited financial statements be included in the Annual Report.

During 2018, the Audit Committee met and held separate discussions with members of management and the Company's independent registered public accounting firm, PricewaterhouseCoopers, regarding certain audit activities and with the Company's Chief Audit Officer regarding the plans for and results of selected internal audits. The Audit Committee reviewed the quarterly financial statements. It reviewed with management and the independent registered public accounting firm the effectiveness of internal controls over financial reporting and the Company's compliance with laws and regulations.

The Audit Committee received and reviewed the written disclosures and letters from PricewaterhouseCoopers specified by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and discussed the firm's independence with the independent registered public accounting firm. The Audit Committee has received written material addressing PricewaterhouseCoopers' internal quality control procedures and other matters, as required by the NYSE listing standards.

The Audit Committee has: (i) reviewed and discussed the Company's Consolidated Financial Statements for the year ended December 31, 2018, with the Company's management and with the Company's independent registered public accounting firm; (ii) met with management to discuss all quarterly and annual financial reports prior to their issuance and to discuss significant accounting issues and management judgments; and (iii) discussed with the Company's independent registered public accounting firm the matters required to be discussed under the rules adopted by the PCAOB. Management represented to the Audit Committee that the Company's Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Based on the above-mentioned review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the 2018 Annual Report on Form 10-K.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has pre-approval policies and procedures related to the provision of audit and non-audit services by the independent registered public accounting firm. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the independent registered public accounting firm and the estimated fees related to these services. During the pre-approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of the independence of the independent registered public accounting firm, including compliance with the SEC's rules and regulations.

The Audit Committee will, as necessary, consider and, if appropriate, pre-approve the provision of additional audit and non-audit services by the independent registered public accounting firm that were not encompassed by the Audit Committee's annual pre-approval and that are not prohibited by law. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve, on a case-by-case basis, these additional audit and non-audit services, provided that the Chair shall promptly report any decisions to pre-approve such services to the Audit Committee.

Audit and Non-Audit Fees
The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of the Company's annual financial statements for the years ended December 31, 2018 and December 31, 2017, and fees billed for other services rendered by PricewaterhouseCoopers during those periods. All audit and non-audit services and fees for 2018 and 2017 were pre-approved by the Audit Committee. The Company has considered and determined that the provision of the non-audit services noted below is compatible with maintaining PricewaterhouseCoopers' independence.

	2018	2017
Audit Fees[1]	$1,853,500	$1,980,700
Audit-Related Fees[2]	10,000	—
Tax Fees[3]	1,865	35,596
All Other Fees[4]	2,700	2,700
Total	$1,868,065	$2,018,996

[1]
Audit fees were incurred in connection with audit work performed on the integrated audit of the Consolidated Financial Statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as required regulatory audits, subsidiary audits, accounting consultations, and services in connection with securities offerings.

[2]	Audit-related fees were incurred in connection with accounting consultation related to acquisitions or dispositions.

[3]	Tax fees consisted of tax consultation services.

[4]	Other fees consisted of license fees for accounting research software.

March 28, 2019

Audit Committee

Kathryn W. Dindo, Chair
George G. Goldfarb
Douglas C. Neve
Leonard C. Rodman
Heidi E. Jimmerson, ex officio

OTHER BUSINESS _________________________________________________________________

The Board knows of no other business to be presented at the 2019 Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy form to vote the Common Stock represented thereby pursuant to the proxies in accordance with their judgment in such matters.

All shareholders are respectfully asked to vote their proxies so that the necessary vote may be present at the Annual Meeting.

Shareholder Proposals for the 2020 Annual Meeting
All proposals from shareholders to be considered for inclusion in the Proxy Statement relating to the Annual Meeting scheduled for May 12, 2020, must be received by the Secretary of ALLETE at
30 West Superior Street, Duluth, MN 55802-2093 not later than November 29, 2019. The Company's Bylaws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have delivered timely notice to the Company's Secretary. To be timely, advance notice for business to be brought before an Annual Meeting generally must be received not less than
90 days nor more than 120 days prior to the anniversary of the immediately preceding Annual Meeting. Therefore, for the Annual Meeting scheduled for May 12, 2020, ALLETE must receive a shareholder's notice between January 14, 2020, and February 13, 2020. A shareholder's notice must also comply with the informational and other requirements set forth in the Company's Bylaws. The persons to be named as proxies in the proxy card relating to the 2020 Annual Meeting may have the discretion to vote their proxies in accordance with their judgment on any matter as to which ALLETE did not have notice in accordance with the advance notice provisions in the Company's Bylaws, without discussion of such matter in the Proxy Statement relating to the 2020 Annual Meeting.

By order of the Board of Directors,

/s/ Margaret A. Thickens
Margaret A. Thickens
Vice President, Chief Legal Officer, and Secretary

March 28, 2019
Duluth, Minnesota

ALLETE, INC.
ANNUAL MEETING OF SHAREHOLDERS
Tuesday, May 14, 2019
10:30 a.m. CDT
Duluth Entertainment Convention Center
Lake Superior Ballroom
350 Harbor Drive
Duluth, MN

ALLETE, Inc.
30 West Superior Street	proxy
Duluth, MN 55802-2093

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on May 14, 2019.
Alan R. Hodnik, Bethany M. Owen, and Margaret A. Thickens, or any of them, with power of substitution, are hereby appointed proxies of the undersigned to vote all shares of ALLETE, Inc. common stock owned by the undersigned at the Annual Meeting of Shareholders to be held in the Lake Superior Ballroom of the Duluth Entertainment Convention Center, 350 Harbor Drive, Duluth, Minnesota, at 10:30 a.m. CDT on Tuesday, May 14, 2019, or any adjournments or postponements thereof, with respect to the election of Directors, an advisory vote to approve executive compensation, ratification of the selection of an independent registered public accounting firm, and any other matters as may properly come before the meeting.
This proxy confers authority to vote each proposal listed on the other side unless otherwise indicated. If no choice is specified, the proxy will be voted FOR each nominee in Item 1, FOR Item 2, and FOR Item 3. If any other business is transacted at said meeting, this proxy shall be voted in the discretion of the proxies. This proxy is solicited on behalf of ALLETE, Inc., and may be revoked prior to its exercise. Please complete, sign, date and return this Proxy Card using the enclosed envelope. Alternatively, authorize the above-named proxies to vote the shares represented on this Proxy Card online or by phone as described below. Shares cannot be voted unless these instructions are followed, or other specific arrangements are made to have the shares represented at the meeting. By responding promptly, you may help save the costs of additional proxy solicitations.
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held on May 14, 2019:
The Proxy Statement and 2018 Annual Report on Form 10-K are available at
www.proxypush.com/ale
Vote by Internet, Telephone, or Mail.
Internet and Telephone Voting Available
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

:	(	*
INTERNET	PHONE	MAIL
www.proxypush.com/ale	1-866-883-3382

Use the Internet to vote your proxy	Use a touch-tone telephone to	Mark, sign, and date your proxy
until 12:00 p.m. (CDT) on	vote your proxy until 12:00 p.m.	card and return it in the
May 13, 2019.	(CDT) on May 13, 2019.	postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your Proxy Card.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: □

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors recommends a vote FOR each nominee in Item 1, FOR Item 2, and FOR Item 3.

1. Election of directors:
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
a.	Kathryn W. Dindo	☐	☐	☐	f.	Madeleine W. Ludlow	☐	☐	☐
b.	George G. Goldfarb	☐	☐	☐	g.	Susan K. Nestegard	☐	☐	☐
ò Please fold here - Do not separate ò
c.	Alan R. Hodnik	☐	☐	☐	h.	Douglas C. Neve	☐	☐	☐
d.	James J. Hoolihan	☐	☐	☐	i.	Bethany M. Owen	☐	☐	☐
e.	Heidi E. Jimmerson	☐	☐	☐	j.	Robert P. Powers	☐	☐	☐

2. Advisory vote to approve executive compensation.	☐	For	☐	Against	☐	Abstain

3. Ratification of the selection of PricewaterhouseCoopers LLP as ALLETE's independent registered public accounting firm for 2019.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date _____________________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.